                                                               Exhibit 99.4

[LOGO OF COMMERCE BANK APPEARS HERE]


SELECTED FINANCIAL DATA
- -----------------------------------------------------------------------------------------------------------------------------
                                                                                                                       5 Year
(Dollars in thousands, except per share amounts)                                                                     Compound
                                                                                                                       Growth
Year Ended December 31,                        1993            1992             1991            1990          1989       Rate
- -----------------------------------------------------------------------------------------------------------------------------
Results of Operations:
Interest income                            $  47,247        $ 44,939         $ 41,027        $ 35,273      $ 28,644     17.04%
Interest expense                              20,983          22,414           24,458          21,925        16,987     12.32
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income                           26,264          22,525           16,569          13,348        11,657     21.85
Provision for loan losses                      2,825           4,225            2,925           2,695           715     32.57
- -----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses                                 23,439          18,300           13,644          10,653        10,942     20.87
Noninterest income                             9,248           7,112            4,860           3,475         2,861     35.10
Securities gains                               1,407           1,098              900              11            --       n/m
Noninterest expense(1)                        23,706          19,091           15,584          13,475        11,448     19.49
- -----------------------------------------------------------------------------------------------------------------------------
Income before income taxes                    10,388           7,419            3,820             664         2,355     49.09
Income taxes                                   3,837           2,477            1,221             117           668     67.05
- -----------------------------------------------------------------------------------------------------------------------------
Net income                                 $   6,551        $  4,942         $  2,599        $    547      $  1,687     42.50%
=============================================================================================================================
Per Share Data:
Net income:
  Primary                                  $    2.38        $   2.05         $   1.36        $    .29      $    .86     32.17%
  Fully diluted                                 2.28            1.97             1.35             .29           .86     31.04
Book value                                     16.22           14.90            13.63           12.79         13.07      6.88
Cash dividends declared                          .51             .26              .05              --            --       n/m
=============================================================================================================================
Daily Averages:
Assets                                     $ 656,528        $571,461         $443,927        $347,634      $269,712     24.80%
Earning assets                               606,714         526,600          406,751         318,480       247,086     25.28
Loans, net of unearned income                347,585         314,338          293,190         250,719       197,567     15.81
Investment securities                        243,039         190,922           98,556          57,981        39,988     61.72
Deposits                                     604,608         529,560          410,756         319,620       245,430     25.20
Long-term debt                                 6,650           5,649            5,685           2,376            76       n/m
Shareholders' equity                          40,783          31,577           22,309          21,156        19,595     19.46
Primary shares outstanding                     2,748           2,412            1,913           1,945         1,969      7.91
Fully diluted shares outstanding               3,013           2,679            2,176           1,945         1,969      9.92
=============================================================================================================================
At Period End:
Assets                                     $ 689,630        $644,849         $478,659        $405,437      $303,251     22.65%
Earning assets                               638,864         590,494          437,149         368,856       276,801     23.31
Loans, net of unearned income                378,258         326,265          302,900         280,231       214,428     15.38
Investment securities                        247,175         238,680          123,727          71,937        47,872     52.61
Deposits                                     634,141         597,984          445,175         374,366       278,067     22.91
Long-term debt                                 6,828           5,626            5,671           5,697           711       n/m
Shareholders' equity                          43,589          37,413           23,770          21,105        20,549     20.24
Allowance for loan losses                      6,527           5,671            3,717           3,387         2,228     29.04
Nonperforming assets                           3,998           6,189            5,851           2,266         2,341     29.26
=============================================================================================================================
Financial Ratios:
Return on average assets                        1.00%            .86%             .59%            .16%          .63%    14.42%
Return on average shareholders' equity         16.06           15.65            11.65            2.59          8.61     19.28
Net interest margin                             4.33            4.28             4.07            4.19          4.72       n/m
Net overhead ratio(2)                           2.23            2.27             2.64            3.14          3.48       n/m
=============================================================================================================================

n/m - not meaningful

(1) 1993 included a special non-recurring, noncash adjustment of $910,000 for the write down of an intangible asset

(2) 1993 excludes item 1 above

                                            [LOGO OF COMMERCE BANK APPEARS HERE]


MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis is intended to assist readers in understanding the results of operations and changes in financial position of Commerce Bank ("Commerce") for the years 1991 through 1993. This review should be read in conjunction with Commerce's audited financial statements, accompanying footnotes and supplemental financial data.

Summary of Financial Results

      Commerce earned a record $6.55 million in 1993, an increase of 33%, or $1.61 million over 1992, which resulted in a five year compound growth rate of 43%. Primary net income per share grew to $2.38 from $2.05 in 1992, representing a 16% increase on a larger number of average shares outstanding. Fully diluted earnings per share were $2.28 for 1993 compared with $1.97 in 1992. The following summarizes performance highlights for 1993, which are discussed more fully in the following sections.

. The continued superior performance of Commerce's retail branch network contributed to record total assets of $689.6 million at December 31, 1993, while year-end loans grew 16% over 1992.

. Net interest income increased 17% to $26.3 million for 1993 due to a 15%, or $80.1 million growth in average earning assets and increased interest rate spreads.

. Noninterest income, exclusive of securities gains, increased 30% to $9.25 million for 1993, reflecting management's emphasis on growing fee-based revenues and opportunities from customer relationship values. While all categories experienced strong growth, mortgage brokerage income contributed the most to the increase and was fueled by refinancing activity and an improved residential real estate market.

. Securities gains were $1.41 million for 1993 compared with $1.10 million for 1992.

. Noninterest expense for 1993 included a non-recurring adjustment of $910,000 for the write-down of an intangible asset associated with the purchase of several branches in 1990. Excluding this adjustment, noninterest expense increased 19% or $3.71 million for 1993. Commerce's net overhead ratio (noninterest expense less noninterest income excluding security gains divided by average earning assets) fell to 2.23% in 1993 from 2.27% and 2.64% for 1992 and 1991, respectively. Commerce's efficiency ratio (noninterest expense divided by net operating revenue, exclusive of securities gains) remained at 64% for both 1993 and 1992, compared with 73% for 1991.

. Asset quality remained high during 1993 with nonperforming assets as a percentage of total assets declining to .58% from .96% at the end of 1992. As a result, Commerce reduced its provision for loan losses 33%, or $1.4 million from $4.23 million for 1992 to $2.83 million for 1993, contributing to 1993 earnings. The allowance for loan losses was $6.53 million or 1.73% of period end loans for 1993.

. The growing value of Commerce's franchise was reflected in profitability measures as the return on average assets increased to 1.00% for 1993 from .86% for 1992, while the return on average shareholders' equity increased to 16.06% from 15.65% for 1992.

                    [BAR GRAPH OF NET INCOME APPEARS HERE]

             [BAR GRAPH OF RETURN ON AVERAGE ASSETS APPEARS HERE]

       [BAR GRAPH OF RETURN ON AVERAGE SHAREHOLDERS EQUITY APPEARS HERE]

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

      The following table presents an analysis of return on average assets and equity for the three years ended December 31, 1993.

- ---------------------------------------------------------------------
Year Ended December 31,                1993       1992        1991
- ---------------------------------------------------------------------
As a percent of average
   earning assets:
   Net interest income                 4.33%       4.28%       4.07%
   Provision for loan losses           (.47)       (.80)       (.72)
   Noninterest income                  1.52        1.35        1.20
   Noninterest expense                (3.90)      (3.63)      (3.83)
   Securities gains                     .23         .21         .22
   Provision for income taxes          (.63)       (.47)       (.30)
- ---------------------------------------------------------------------
Return on average
   earning assets                      1.08%        .94%        .64%
Multiplied by
Average earning assets to
   average total assets               92.41       92.15       91.63
- ---------------------------------------------------------------------
Return on average assets               1.00%        .86%        .59%
   multiplied by
Ratio of average assets to
   average equity                     16.06       18.20       19.75
- ---------------------------------------------------------------------
Return on average
   shareholders' equity               16.06%      15.65%      11.65%
=====================================================================

      Significant items affecting the change in primary earnings per share for the three years ended December 31, 1993 are summarized in the following table:

- ---------------------------------------------------------------------
                                       1993/       1992/       1991/
                                       1992        1991        1990
- ---------------------------------------------------------------------
Primary earnings per
   share for 1992, 1991 and
   1990, respectively                 $  2.05    $  1.36      $  .29
Increase (decrease)
   attributable to:
   Net interest income                   1.36       2.47        1.68
   Provision for loan losses              .51       (.54)       (.12)
   Noninterest income                     .78        .93         .72
   Securities gains                       .11        .08         .47
   Noninterest expense                  (1.68)     (1.45)      (1.10)
   Provision for income taxes            (.49)      (.52)       (.58)
   Average shares outstanding            (.26)      (.28)         --
- ---------------------------------------------------------------------
   Net increase                           .33        .69        1.07
- ---------------------------------------------------------------------
   Primary earnings per
     share for 1993, 1992
     and 1991, respectively           $  2.38    $  2.05      $ 1.36
=====================================================================

ACQUISITION OF THRIFT DEPOSITS

      During 1992 and 1991, Commerce completed two transactions with the Resolution Trust Corporation in which it acquired approximately $117.9 million in thrift deposits. These transactions have allowed Commerce to increase its asset size and core deposit base and to improve its liquidity without a commensurate increase in bank premises and other expenditures through the utilization of its existing branch office system.

      Commerce acquired $65.1 million in core deposits from the Resolution Trust Corporation (RTC), as receiver of the failed Trustbank, F.S.B. on March 20, 1992 and received $65.1 million in cash. On July 12, 1991, Commerce acquired $52.8 million in core deposits and received $52.0 million in cash from the RTC, as receiver of the failed Atlantic Permanent Savings Bank, F.S.B. See Financial Statement Note 16 for additional information related to these transactions.

Three Years Ended December 31, 1993

RESULTS OF OPERATIONS

Net Interest Income

      Net interest income, Commerce's principal component of earnings, represents the difference between income on earning assets and the cost of funds supporting those assets. A number of factors interact to affect net interest income including the mix and volume of earning assets and interest bearing liabilities, movement in market interest rates, levels of noninterest bearing liabilities available to support earning assets and the level of nonperforming assets. Net interest income is fundamentally driven by management's ability to generate income through asset/liability management strategies and measures the efficiency of the use of earning assets and their underlying funding sources. Net interest income was $26.3 million in 1993, up 17% over 1992, which followed a 36% increase for 1992 over 1991. The increase in net interest income during 1993 was due to a 15% growth in average earning assets and a higher net interest margin that reflected a wider net interest spread. Net interest margin rose to 4.33% in 1993 compared with 4.28% and 4.07% for 1992 and 1991, respectively. Commerce's net interest spread (the difference between the yield on earning assets and the cost of interest bearing liabilities) was 3.77% for 1993, a 7 basis point improvement over the 3.70% reported in 1992. This compares with the 36 basis point increase in net interest spread between 1991 and 1992. The improvement in net interest spread in 1993 and 1992 reflected Commerce's liability-sensitive position during a declining rate environment.

[LOGO OF COMMERCE BANK APPEARS HERE]

      Average earning assets during 1993 increased $80.1 million or 15% and $119.8 million or 29% during 1992. Because deposit growth and funds from the 1992 stock offering exceeded loan growth, investment securities were used as a deployment of excess liquidity. Consequently, the increase in average earnings assets was principally in investment securities, which increased $52.1 million or 27% to $243.0 million for 1993 compared with a 94%, or $92.4 million increase between 1992 and 1991. Average loans increased $33.2 million during 1993 or 11%, reflecting improvement in the Hampton Roads economy. While the yield on average earning assets declined 74 basis points between 1993 and 1992, the cost of interest bearing liabilities dropped 81 basis points, both reflecting the lower interest rate environment. Average interest bearing deposits increased 12% and 29% over the preceding year for 1993 and 1992. In addition to a lower interest rate environment, Commerce's funding structure has improved due to a favorable change in its deposit mix to lower cost core deposits.

      The following table presents Commerce's average balances, interest earned or paid and the related yields and rates on major categories of its earning assets and interest bearing liabilities for the periods indicated:

(Dollars in thousands)
- ------------------------------------------------------------------------------------------------------------------------------------

                                      Average Balance                       Income/Expense                     Yield/Rate
- ------------------------------------------------------------------------------------------------------------------------------------

                                1993        1992        1991         1993        1992        1991         1993     1992     1991
- ------------------------------------------------------------------------------------------------------------------------------------

Assets:
Loans, net of unearned
  income & deferred
  fees(1)(2)                  $347,585    $314,338    $293,190     $ 30,861    $ 30,175    $ 31,725       8.88%    9.60%    10.82%
Investment securities(2)       243,039     190,922      98,556       15,689      13,689       8,275       6.46     7.17      8.40
Temporary investments           16,090      21,340      15,005          697       1,075       1,027       4.33     5.04      6.84
- ------------------------------------------------------------------------------------------------------------------------------------

  Total earning assets         606,714     526,600     406,751       47,247      44,939      41,027       7.79     8.53     10.09
Allowance for loan losses       (6,442)     (4,628)     (3,383)
Nonearning assets               56,256      49,489      40,559
- --------------------------------------------------------------
  Total assets                $656,528    $571,461    $443,927
==============================================================
Liabilities &
  Shareholders' Equity:
Interest bearing deposits     $514,909    $458,023    $355,139     $ 20,322    $ 21,845    $ 23,796       3.95%    4.77%     6.70%
Long-term debt                   6,650       5,649       5,685          635         550         568       9.55     9.74      9.99
Short-term borrowings              864         495       1,415           26          19          94       3.01     3.84      6.64
- ------------------------------------------------------------------------------------------------------------------------------------

  Total interest bearing
    liabilities                522,423     464,167     362,239       20,983      22,414      24,458       4.02     4.83      6.75
Noninterest bearing
    liabilities                 93,322      75,717      59,379
Shareholders' equity            40,783      31,577      22,319
- --------------------------------------------------------------
    Total liabilities
      & equity                $656,528    $571,461    $443,937
==============================================================
Net interest income                                                $ 26,264    $ 22,525    $ 16,569
Net interest spread                                                                                       3.77%    3.70%     3.34%
Net interest margin                                                                                       4.33%    4.28%     4.07%

(1) Includes nonaccrual loans, and income on such loans is recognized on a cash basis.

(2) Interest and yields are presented on a book basis, as tax-equivalent adjustments are not significant.

[LOGO OF COMMERCE BANK APPEARS HERE]


      The following table presents the components of changes in net interest income by volume and rate. The changes for each category of income and expense are divided between the portion of change attributable to the variances in average levels and yields or rates for that category, with the amount of change that cannot be separated being allocated to each variance proportionately.

(In thousands)

- ----------------------------------------------------------------------------------------------------------------------
                                                From 1993 to 1992                        From 1992 to 1991
                                               Increase (Decrease)                      Increase (Decrease)
                                              Due to Changes In:(1)                    Due to Changes In:(1)
- ----------------------------------------------------------------------------------------------------------------------
                                           Rate        Volume      Total           Rate        Volume       Total
- ----------------------------------------------------------------------------------------------------------------------
Interest Income:
Loans, net of unearned income &
  deferred fees                        $ (2,364)     $  3,050     $    686      $ (3,736)      $  2,186      $ (1,550)
Investment securities                    (1,457)        3,457        2,000        (1,365)         6,779         5,414
Temporary investments                      (138)         (240)        (378)         (314)           362            48
- ----------------------------------------------------------------------------------------------------------------------
Total interest income                    (3,959)        6,267        2,308        (5,415)         9,327         3,912
- ----------------------------------------------------------------------------------------------------------------------
Interest Expense:
Deposits                                 (4,035)        2,512       (1,523)       (7,846)         5,895        (1,951)
Short-term borrowings                        (5)           12            7           (30)           (45)          (75)
Long-term debt                              (11)           96           85           (14)            (4)          (18)
- ----------------------------------------------------------------------------------------------------------------------
Total interest expense                   (4,051)        2,620       (1,431)       (7,890)         5,846        (2,044)
- ----------------------------------------------------------------------------------------------------------------------
Net interest income                    $     92      $  3,647     $  3,739      $  2,475       $  3,481      $  5,956
======================================================================================================================

Noninterest Income

      The following table contains an analysis of Commerce's noninterest income for each of the last three years:

(Dollars in thousands)

- ----------------------------------------------------------------------------------------------------------------------
                                                                                              Increase
                                                                             -----------------------------------------
                                                                                 1993 over 1992       1992 over 1991
Year Ended December 31,                  1993         1992         1991        Amount    Percent     Amount    Percent
- ----------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts    $ 3,428      $ 3,006      $ 2,341      $   422      14%      $   665      28%
Mortgage brokerage income                2,895        1,838          950        1,057      58           888      93
Credit card merchant fees                  907          679          586          228      34            93      16
Trust income                               633          508          390          125      25           118      30
Other income                             1,385        1,081          593          304      28           488      82
- ----------------------------------------------------------------------------------------------------------------------
                                         9,248        7,112        4,860        2,136      30         2,252      46
Securities gains                         1,407        1,098          900          309      28           198      22
- ----------------------------------------------------------------------------------------------------------------------
Total noninterest income               $10,655      $ 8,210      $ 5,760      $ 2,445      30%      $ 2,450      43%
======================================================================================================================

      Expanding noninterest income is a means of increasing return on average assets and return on average equity without incremental strains on capital and is indicative of customer relationship value. Noninterest income, exclusive of securities gains, increased $2.14 million in 1993 to $9.25 million, a 30% increase over 1992. This followed a 46%, or $2.25 million increase in 1992 over 1991. Noninterest income as a percent of total operating revenues has continued to increase each year for the three years ending December 31, 1993.

      Service charges on deposit accounts, the largest source of noninterest income, continued its growth in 1993, increasing $422,000, or 14%, over 1992. This compares with an increase of 28%, or $665,000 in 1992 over 1991. This increase was due to account and activity growth along with the implementation of various fee changes to help offset the escalating cost of deposit insurance premiums. Noninterest income growth was strongest in mortgage brokerage income which increased to $2.90 million, a 58% increase over 1992, as declining home mortgage rates and market share gains resulted in significantly greater

                                            [LOGO OF COMMERCE BANK APPEARS HERE]


loan origination volume. This follows a $888,000 or 93% increase when comparing 1992 with 1991. Market share gains have resulted from the exit and closure of many thrifts in Commerce's market, which have historically been the main providers of mortgage products. Refinancing origination fees were a major contributor to income growth for 1992 and 1993 and in anticipation of a declining market for this portion of Commerce's mortgage banking operation, management began to focus on first loan originations during 1992. Management views the mortgage brokerage operation as a natural extension of the branch office network and its growth, which should enhance the growth of first origination volume. Trust income continued to perform well with an increase of $125,000, or 25% over 1992, due to a larger volume of assets under management and increased account activity. Other income rose to $1.39 million, a 28% or $304,000 increase over 1992 compared with a $488,000 or 82% increase for 1992 over 1991. Management's emphasis to grow fee-based revenue sources through customer relationships and a higher volume of fee-based customer services contributed to the increase. Additionally, Commerce became an originator of government guaranteed small business administration loans during 1992, which accounted for $323,000 of the 1992 increase over 1991.

      Gains from the sales of securities were $1.41 million in 1993 compared with $1.10 million and $900,000 for 1992 and 1991, respectively. Please see "Investment Securities" for further discussion.

      Commerce continues to place emphasis on developing sources of noninterest income and expects continued growth in 1994.

Noninterest Expense

      Total noninterest expense for 1993 was $23.7 million and included a special nonrecurring, noncash adjustment of $910,000 for the write-down of an intangible asset (see Financial Statement Note 9). Excluding the adjustment, total noninterest expense was $22.8 million representing a $3.71 million or 19% increase over 1992. This follows an increase of 23%, or $3.51 million, between 1992 and 1991. The increase in noninterest expense is primarily due to the incremental cost of growth in the branch franchise and related cost of servicing a larger customer base along with higher deposit insurance premiums.

      Salaries and benefits expense grew $1.80 million, or 20%, during 1993 when compared with 1992. Comparatively, the increase between 1992 and 1991 was $1.52 million or 21%. The higher expense reflects regular merit increases, an increase in the number of employees needed to service growth in the customer base and higher incentive compensation costs through productivity initiatives. The number of full-time-equivalent employees was 327 at December 31, 1993, compared with 284 and 258 for 1992 and 1991, respectively.

      Occupancy expense increased 8% between 1993 and 1992 due to scheduled rent increases and increased space for branch locations and operations. This compares with a $200,000 or 10% increase between 1991 and 1992. Furniture and equipment expense increased $229,000 during 1993 and $201,000 during 1992 representing a 16% increase for both periods as a result of expenses associated with maintenance and depreciation charges from equipment upgrades. FDIC insurance premiums increased 21%, or $227,000 during 1993 and 40%, or $315,000 during 1992 due to deposit growth. Other expense increased 24%, or $1.28 million, exclusive of the intangible write-down when comparing 1993 with 1992. This follows a 31%, or $1.27 million increase between 1992 and 1991. In addition to expense associated with growth in customer service activity, the 1993 increase reflects expense associated with special marketing campaigns and loan


                   [NET INTEREST INCOME GRAPH APPEARS HERE]

                   [NET INTEREST MARGIN GRAPH APPEARS HERE]

                    [NET OVERHEAD RATIO GRAPH APPEARS HERE]

[LOGO OF COMMERCE BANK APPEARS HERE]


related expense. The increase in other expense during 1992 was attributable to expense associated with foreclosed property, increased legal cost relating to loan agreements and a higher level of contributions. The increase in 1992 contributions over 1991 was primarily due to a $150,000 contribution to establish the Commerce Bank Foundation. See Financial Statements Note 13 for further information on the components of other expenses.

      Commerce continues to implement various programs aimed at improving customer service and reducing delivery cost. During 1993, many costs saving measures from the employee suggestion program were initiated. Additionally, during 1992 Commerce implemented "Rhonda," a 24-hour help line that provides account balance information.

      Commerce's net overhead ratio is a measure of its ability to manage and control costs. As this ratio decreases, more of the net interest income earned flows through to net income. The net overhead ratio for 1993, 1992, and 1991 was 2.23%, 2.27% and 2.64%, respectively.

      The following table contains an analysis of Commerce's noninterest expense for each of the last three years:


- --------------------------------------------------------------------------------------------------------------
                                                                                      Increase
(Dollars in thousands)                                                 1993 over 1992         1992 over 1991
- --------------------------------------------------------------------------------------------------------------
                                 1993        1992         1991        Amount    Percent     Amount     Percent
- --------------------------------------------------------------------------------------------------------------
Salaries and benefits          $10,721      $ 8,926     $  7,403      $ 1,795      20%      $ 1,523      21%
Occupancy of bank premises       2,443        2,268        2,068          175       8           200      10
Furniture and equipment          1,691        1,462        1,261          229      16           201      16
FDIC insurance premiums          1,329        1,102          787          227      21           315      40
Intangibles amortization         1,214          381          328          833     219            53      16
Other expense                    6,308        4,952        3,737        1,356      27         1,215      33
- --------------------------------------------------------------------------------------------------------------
Total noninterest expense      $23,706      $19,091      $15,584      $ 4,615      24%      $ 3,507      23%
==============================================================================================================

Provision for Income Taxes

      Commerce implemented Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," ("SFAS 109") as of January 1, 1993. The cumulative effect of this accounting change had no material effect on Commerce's financial statements. Financial Statement Note 14 provides a further discussion of the implementation of SFAS 109 and a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and Commerce's actual income tax expense. Also included in
Note 14 is information regarding the principal items giving rise to deferred taxes for the three years ended December 31, 1993. The provision for income taxes in 1993 was $3.84 million, compared with $2.48 million in 1992 and $1.22 million in 1991 corresponding to increased earnings.

ASSET QUALITY

Credit Risk Management

      Credit risk is the possibility that a loss may occur from the failure of another party to perform according to the terms of an agreement. It encompasses both the prospect of nonpayment and delay of payment. Commerce employs extensive procedures and policies to enhance management of credit risk. These procedures include review and evaluation of loans on an ongoing basis and result in the classification of asset quality.

      The loan portfolio is managed under a specifically defined credit process. This process includes formulation of portfolio management strategy, guidelines for underwriting standards and risk assessment, procedures for ongoing identification and management of credit deterioration, and regular portfolio reviews to verify loss exposure and compliance with bank policies. Commerce's loan administration department provides an independent assessment of credit ratings and asset quality. Appraisals on collateral for significant loans are reviewed by an outside independent source. Loans that are classified other than satisfactory are classified to indicate a


                 [TOTAL OPERATION REVENUE GRAPH APPEARS HERE]

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

progressively less satisfactory condition of the borrower or industry. As loans become classified, heightened management attention is devoted to protect the bank's position and reduce loss exposure.

      Management meets continuously to review asset quality trends and to discuss loan policy issues. Potential losses are identified during this review and reserves are established accordingly. A major element of credit risk management is the diversification of risk. Commerce's objective is to maintain a diverse loan portfolio to minimize the impact of any single event or set of occurrences. Concentration parameters are based on individual risk factors and policy constraints for customers, collateral and products.

      The majority of asset quality problems the banking industry experienced during the past economic recession generally were concentrated in loans collateralized by commercial real estate values, which historically have represented a relatively small portion of Commerce's portfolio. Loans collaterized by real estate are generally made with original loan to value ratios not greater than 80%. The impact of changes in market values of collateral are considered in establishment of an adequate reserve for loan losses. Although there are no major concentrations of credit to any particular industry, the economic trends of Hampton Roads are significantly influenced by the military presence, tourism, port activity and the housing industry. In addition, Commerce is a community bank conducting its lending activities within the communities of Hampton Roads. As a result, Commerce and its borrowers may be vulnerable to the consequences of change in that economy.

Allowance/Provision for Loan Losses

      Commerce, in conjunction with its lending activities, maintains an allowance for loan losses, which is available to absorb potential losses inherent in the loan portfolio. The allowance for loan losses is increased by both charges to earnings in the form of provision for loan losses and recoveries of prior loan charge-offs, and decreased by loans charged-off. The provision for loan losses is based on factors which, in management's opinion, warrant current recognition in providing an adequate allowance. The provision for loan losses was $2.83 million, $4.23 million and $2.93 million for 1993, 1992, and 1991, respectively. On December 31, 1993, 1992, and 1991, the allowance for loan losses was respectively, $6.53 million, $5.67 million and $3.72 million, which represented 1.73%, 1.74% and 1.21% of period end loans. Improved asset quality as reflected in reduced levels of problem assets and net charge-offs (see following discussions) allowed Commerce to reduce the 1993 provision for loan losses to a more normal level, while still providing for loan growth and conservative asset quality ratios. As a result, the 1993 provision for loan losses was reduced by 33%, or $1.40 million when compared to 1992. The larger provisions recorded in 1992 and 1991 reflected a conservative approach to asset quality during the economic slowdown. Excluding unforeseen events, management anticipates that the provision for loan losses in 1994 will decline below the 1993 levels further enhancing 1994 earnings.

      The nature and process by which management determines the appropriate allowance for loan losses requires the exercise of considerable judgement. Management considers the allowance for loan losses to be a reasonable estimate of potential loss exposure in the loan portfolio on December 31, 1993; however, subjective factors and factors beyond the control of Commerce could impact this estimate on an on-going basis.

Net Charge-Offs

      Charge-offs are generally viewed as lagging indicators of credit quality since, in most cases, the reserve action for the loss took place in a prior period. Net charge-offs were $1.97 million, $2.27 million and $2.60 million, respectively for 1993, 1992 and 1991, and net charge-offs to average loans were .57%, .71% and .88%, respectively. The reduction in net charge-offs reflects the further strengthening of asset quality.

      Commercial loan net charge-offs were $86,000, $88,100 and $2.02 million for 1993, 1992, and 1991, respectively. The declining 1993 and 1992 amounts reflect improved asset quality while the 1991 amount included a $1.1 million write-off to one borrower. Consumer installment net charge-offs were $1.01 million, $906,000 and $435,000, respectively, for 1993, 1992 and 1991, reflecting corrective action from increased bankruptcies during the past economic recession.

[LOGO OF COMMERCE BANK APPEARS HERE]

      The following table summarizes activity in the allowance for loan losses for the past five years:



(Dollars in thousands)
- ---------------------------------------------------------------------------------------------------------------
For the Year Ended December 31,                         1993         1992        1991         1990         1989
- ---------------------------------------------------------------------------------------------------------------
Balance, beginning of period                         $ 5,671      $ 3,717     $ 3,387      $ 2,228      $ 1,824
Provision charged to earnings                          2,825        4,225       2,925        2,695          715
Charge-offs:
  Commercial and other                                   243        1,041       2,079        1,041          197
  Real estate                                            840          516         153           65          142
  Consumer installment                                 1,226        1,112         534          496           11
- ---------------------------------------------------------------------------------------------------------------
  Total charge-offs                                    2,309        2,669       2,766        1,602          350
- ---------------------------------------------------------------------------------------------------------------
Recoveries:
  Commercial and other                                   157          160          62           29            9
  Real estate                                             15           32          10           --           --
  Consumer installment                                   168          206          99           37           30
- ---------------------------------------------------------------------------------------------------------------
  Total recoveries                                       340          398         171           66           39
- ---------------------------------------------------------------------------------------------------------------
  Net charge-offs                                      1,969        2,271       2,595        1,536          311
- ---------------------------------------------------------------------------------------------------------------
  Balance at end of year                             $ 6,527      $ 5,671     $ 3,717      $ 3,387      $ 2,228
===============================================================================================================
Allowance for loan losses to period-end loans           1.73%        1.74%       1.21%        1.20%        1.02%
Net charge-offs to average loans                         .57          .72         .88          .61          .16
Allowance for loan losses to nonperforming loans        7.11X       11.57X       1.72X        2.60X         .99X
Allowance for loan losses to nonperforming assets       1.63          .92         .64         1.50          .95
===============================================================================================================

      The following table sets forth an allocation of the allowance for loan losses according to the categories of loans indicated. In making the allocation, consideration was given to such factors as management's evaluation of risk in each category, current economic conditions and charge-off experience. The following allocation does not indicate the unavailability of any portion of the allowance for loan losses to absorb losses in any category.


(Dollars in thousands)
- --------------------------------------------------------------------------------------------------------------------------------
                               December 31, 1993         December 31, 1992         December 31, 1991         December 31, 1990
                               -------------------------------------------------------------------------------------------------
                                     Percentage of             Percentage of             Percentage of             Percentage of
                                     Loans in Each             Loans in Each             Loans in Each             Loans in Each
                           Allowance  Category to    Allowance  Category to    Allowance  Category to    Allowance  Category to
                            Amount    Total Loans     Amount    Total Loans     Amount    Total Loans     Amount    Total Loans

- --------------------------------------------------------------------------------------------------------------------------------
Commercial                $ 1,223         44%       $   800         40%       $ 1,200         38%       $ 2,390         41%
Consumer                    1,654         27          1,471         29          1,334         34            550         21
Real estate mortgage          900         23            808         25            400         23            153         26
Real estate construction
  & development               150          5            200          5            193          4             30         10
Tax-exempt                     --          1             --          1             --          1             --          2
Unallocated                 2,600                     2,392                       590                       264
- --------------------------------------------------------------------------------------------------------------------------------
  Total                     6,527        100%         5,671        100%       $ 3,717        100%         3,387        100%
================================================================================================================================

                               December 31, 1989
                               -------------------
                                     Percentage of
                                     Loans in Each
                           Allowance  Category to
                            Amount    Total Loans
- -------------------------------------------------
Commercial                $ 1,249         44%
Consumer                      595         21
Real estate mortgage           48         24
Real estate construction
  & development                30          9
Tax-exempt                     --          2
Unallocated                   306
- -------------------------------------------------
  Total                     2,228        100%
=================================================

Nonperforming Assets

      Total nonperforming assets, which consist of nonaccrual loans and foreclosed property, were $4.00 million at year end 1993, declining from $6.20 million and $5.85 million at December 31, 1992 and 1991, respectively. Nonperforming assets to period-end assets declined to .58%, .96% and 1.22% at December 31, 1993, 1992 and 1991, respectively. The higher level of nonperforming assets during 1992 and 1991 when compared with 1993 were attributable to an increase in foreclosed property resulting from recessionary economic pressures.

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

      Foreclosed property includes assets that have been acquired in satisfaction of debt or have been substantively repossessed from an accounting perspective (insubstance foreclosures). Commerce had $3.08 million of foreclosed property at December 31, 1993, compared with $5.70 million and $3.69 million for December 31, 1992 and 1991, respectively. Loans, excluding consumer, generally are placed on nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier if collection is uncertain based upon an evaluation of the value of the collateral and the financial strength of the borrower. Income recognized on consumer loans is generally discontinued after a delinquent status period of 120 days, unless conditions warrant otherwise. Nonaccrual loans were $918,000 at the end of 1993, compared with $490,000 and $2.16 million at December 31, 1992 and 1991, respectively. The growth in nonaccrual loans between 1993 and 1992 was primarily concentrated in loans collateralized by real estate. Nonaccrual loans declined significantly from 1991 to 1992 as a result of increased monitoring and transfers to insubstance foreclosures. The amount of loans past due 90 days or more that were not classified as nonaccrual declined to $404,000 at December 31, 1993, from $1.40 million and $1.69 million at December 31, 1992 and 1991, respectively. There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming on December 31, 1993.

      The table below shows the level of nonperforming assets and related information over the last five years.


(Dollars in thousands)
- -----------------------------------------------------------------------------------------------------------
December 31,                                             1993      1992       1991         1990        1989
- -----------------------------------------------------------------------------------------------------------
Nonaccrual loans                                       $  918    $  490     $2,159       $1,303      $2,256
Foreclosed property                                     3,080     5,699      3,692          963          85
- -----------------------------------------------------------------------------------------------------------
  Total nonperforming assets                           $3,998    $6,189     $5,851       $2,266      $2,341
Loans past due 90 days and still accruing interest     $  404    $1,395     $1,685       $1,256      $1,708
Nonperforming assets to period end loans                 1.06%     1.89%      1.90%         .80%       1.08%
Nonperforming assets to period end assets                 .58       .96       1.22          .56         .77
===========================================================================================================

      Interest income would have increased $86,000, $267,000 and $389,000 for 1993, 1992 and 1991, respectively, if interest had been accrued on average outstanding nonperforming loans.

      Management closely reviews the composition of nonperforming assets and related collateral values. Nonperforming assets vary widely with respect to their quality, loss exposure and cash generating capacity. Although the level of nonperforming assets may be related to charge-offs, it does not correlate directly to losses on such assets. Commerce's diversification of risk is illustrated in the table below which shows the dollar balance and number of nonperforming assets by dollar amount at December 31, 1993. The table also provides an analysis of nonperforming assets by collateral composition. At December 31, 1993, 98%, or $3.92 million, of Commerce's nonperforming assets were collateralized by real estate.



Analysis of Nonperforming Assets

(Dollars in thousands)
- -------------------------------------------------------------------------------------------------------
                                        December 31,1993                       December 31, 1992
                                           Number of                             Number of
                                  Balance    Items       Percent          Balance  Items      Percent
- -------------------------------------------------------------------------------------------------------
$500,000 and over                $  863         1          22%          $   863       1         14%
$250,000 to $500,000              1,561         5          39             1,653       5         27
$200,000 to $250,000                 --        --          --               200       1          3
$100,000 to $200,000                661         5          17             1,622      12         26
$50,000 to $100,000                 697         9          17             1,250      17         20
$50,000 and under                   216        22           5               601      54         10
- -------------------------------------------------------------------------------------------------------
        Total                    $3,998        42         100%          $ 6,189      90        100%
=======================================================================================================


[GRAPH OF NET CHARGE-OFFS TO ALLOWANCE FOR LOAN LOSSES APPEARS HERE]

[LOGO OF C0MMERCE BANK APPEARS HERE]


Nonperforming assets by collateral composition:
- ----------------------------------------------------------------------------------------------
(Dollars in thousands)            December 31,1993                     December 31, 1992
                                     Number of                             Number of
                          Balance      Items     Percent        Balance      Items     Percent
- ----------------------------------------------------------------------------------------------
Real property:
Single family
   residential             $1,621        11         41%          $2,453        24         40%
Multi-family residential       --        --         --              200         3          3
Commercial property           280         1          7              652         5         10
Land                        2,022        14         50            2,656        16         43
- ----------------------------------------------------------------------------------------------
                            3,923        26         98            5,961        48         96
Automobile,
   equipment & other           75        16          2              288        42          4
- ----------------------------------------------------------------------------------------------
                           $3,998        42        100%          $6,189        90        100%
==============================================================================================


      In addition to classifying loans as nonperforming, Commerce also maintains a watch list of those loans that are deemed to be potential problem loans. Such loans are viewed as potential problem loans due to possible credit problems of the borrowers that cause management to have doubts as to the ability of such borrowers to comply with current repayment terms. Those loans are subject to constant management attention and their classification is reviewed on a regular basis.

FINANCIAL CONDITION

Summary

      A financial institution's primary sources of revenue are generated by its earning assets, while its major expenses are produced by the funding of those assets with interest bearing liabilities. Effective management of these sources and uses of funds is essential in attaining a financial institution's maximum profitability while maintaining a minimum amount of risk.

      In 1993, average earning assets grew to $606.7 million, a 15% increase over 1992 following a 29% increase in 1992 over 1991. The performance of Commerce's branch office network accounted for the increase. In 1993, average loans increased 11% over 1992, which compares with an increase of 8% in average loans during 1992 over 1991. The investment portfolio grew on average by 27% in 1993, following a 94% rise in 1992.

      Average deposits, the primary source of funds supporting earning assets, increased 14%, or $75.0 million, over 1992, following a 29% or $118.8 million increase in 1992 over 1991. Thrift deposit acquisition activity accounted for approximately 43% and 75% of the deposit growth in 1992 and 1991, respectively.

Loans

      Commerce's primary market focus is on making commercial and mortgage loans to small and medium-sized businesses, professional groups and individuals in addition to offering a full range of consumer and other retail loans in its market. Commerce maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals. Commerce generally does not make loans outside its market area unless the borrower has an established relationship with Commerce and conducts its principal business operations in the Hampton Roads market.

      Loans, net of unearned income and deferred fees, were $378.3 million at December 31, 1993, representing a 16% increase over 1992 year end. This followed a 10% increase in year end net loans in 1992 over 1991. Average loans during 1993 increased 11%, to $347.6 million with a yield of 8.88%.

      During 1993, Commerce launched a highly visible loan promotion, which offered nine-minute loan approvals and payment of closing costs on certain consumer loans. Additionally, a major marketing campaign that highlighted Commerce's loyalty to


[BAR GRAPH OF AVERAGE EARNING ASSETS APPEARS HERE]

[PIE CHART OF PERIOD END LOANS APPEARS HERE]

[BAR GRAPH OF TOTAL LOANS APPEARS HERE]

                                            [LOGO OF COMMERCE BANK APPEARS BANK]

customers and commitment to community was conducted. The growth in 1993 loans is attributed to these campaigns, focus on customer service and general improvement in the local economy. Management anticipates that the Hampton Roads local economy will continue to improve during 1994, which is expected to stimulate loan growth as consumer and business activity improves.

      The following table sets forth Commerce's loan portfolio composition for the five years ended December 31, 1993. (net of unearned income).


(Dollars in thousands)
- --------------------------------------------------------------------------------------------------------------------------------
December 31,                           1993                  1992                  1991              1990                1989
- --------------------------------------------------------------------------------------------------------------------------------
Commercial                     $ 165,421   44%      $ 129,416    40%     $ 114,765     38%   $ 114,309   41%     $ 95,147    44%
Consumer                         101,008   27          93,864    29        101,751     34       58,700   21        45,768    21
Real estate mortgage              88,294   23          81,847    25         71,027     23       73,964   26        51,167    24
Real estate construction
   & development                  17,074    5          14,921     5         11,169      4       28,997   10        18,312     9
Tax-exempt                         6,461    1           6,217     1          4,188      1        4,261    2         4,034     2
- --------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned
  income and deferred fees     $ 378,258  100%      $ 326,265   100%     $ 302,900    100%   $ 280,231  100%    $  214,428  100%
================================================================================================================================



      The following table sets forth the maturity distribution and interest sensitivity of the loan portfolio at December 31, 1993. Maturities are based upon contractually scheduled principal repayments. The timing of actual principal repayments is expected to vary from scheduled repayments due to the renewal of certain loans at their maturity and prepayment patterns.



(In thousands)
- --------------------------------------------------------
December 31,                                        1993
- --------------------------------------------------------
Fixed-rate loans with a remaining
   maturity of:
Three months or less                            $ 24,294
Over three months through 12 months               34,091
Over one year through five years                 150,585
Over five years                                   42,610
- --------------------------------------------------------
Total fixed-rate loans                           251,580
Floating-rate loans with a repricing
   frequency of:
Quarterly or more frequently                     107,701
Annually or more frequently, but less
   frequently than quarterly                      11,087
Every five years or more frequently, but
   less frequently than annually                   6,972
- --------------------------------------------------------
Total floating-rate loans                        125,760
Nonaccrual loans                                     918
- --------------------------------------------------------
   Total                                        $378,258
========================================================


      The commercial loan portfolio increased 28%, or $36 million, at December 31, 1993 from December 31, 1992. Approximately 44% of Commerce's loan portfolio at December 31, 1993 was composed of commercial loans. Commercial loans include loans made primarily to service, retail, wholesale and manufacturing businesses for a variety of purposes, including revolving lines of credit, working capital loans, equipment financing loans and letters of credit. Although Commerce typically looks to the borrower's cash flow as the principal source of repayment of such loans, many of the loans within this category are collateralized by equipment, accounts receivable and other forms of collateral. In addition, Commerce had $105.9 million and $79.9 million in commercial loans at December 31, 1993 and 1992, respectively, that were collateralized in part by nonresidential real estate properties. Commerce's commercial loans generally bear a floating rate of interest tied to the prime rate subject to ceilings and floors. Depending on the type of collateral and the strength of the borrower, the maximum loan-to-value ratio applied to these loans varies.

      Real estate mortgage loans of $88.3 million represented 23% of Commerce's total loan portfolio at December 31, 1993 and were 8% above the 1992 levels. The Hampton Roads economy experienced growth during 1993 in planned residential building permits. Commerce's residential mortgage loans are typically collateralized by single-family residences located in its market area.

      These loans generally have a term of 15 to 30 years and bear a floating rate of interest. In addition, growth in one-to-four family residential loans carry reduced capital funding under regulatory risk-based capital guidelines, which in turn has improved Commerce's risk-weighted asset structure. The majority of the fixed-rate residential mortgage loans originated are sold in the secondary mortgage market. Commerce's commercial and multi-family mortgage loans are made with a variety of maturity and floating interest rate structures.

[LOGO OF COMMERCE BANK APPEARS HERE]


      Commerce's real estate construction portfolio amounted to $17.1 million, or 5%, of Commerce's total loan portfolio at December 31, 1993. The vast majority of these loans relate to nonspeculative residential real estate construction loans upon which Commerce expects to make the permanent loan for the borrower or has obtained a permanent loan take-out commitment from another lender. Speculative lending represents construction lending in which the end user/owner is not identified at the time of the borrowing. Generally, Commerce does not make speculative residential or commercial real estate construction loans and does so only for customers with whom it has had a long-standing relationship and who have demonstrated success in the residential or commercial construction industry. Commerce's construction loans generally bear a floating rate of interest and mature in one year or less. Construction loan underwriting standards generally limit the loan amount to 80% of the completed value of the project.
      Consumer loans increased 8%, or $7.14 million during 1993 when compared with December 31, 1992. New car loans exceeded 30% growth levels when comparing 1993 with 1992 in the Hampton Roads economy. Commerce remains optimistic that the economic recovery will be sustainable in 1994 and that the level of consumer buying activity will continue to increase resulting in increased loan demand. In order to position for this opportunity, management created a consumer loan division during 1993 to facilitate consumer lending. Management views growth in consumer loans as a method of managing credit risk through diversification while enhancing interest margins with higher yields. The increase in the consumer loan portfolio reflected increased customer focus through the consumer lending function, loan promotions and general economic improvements, which were partially offset by increased prepayments and maturities within the portfolio.
      In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994 with earlier application permitted. See Financial Statement Note 5 for further discussion.

Investment Securities
      The investment securities portfolio plays a primary role in the management of interest rate sensitivity of Commerce and generates substantial interest income. In addition, the portfolio serves as a source of liquidity and is used as needed to meet collateral requirements. The decision to purchase securities is based upon an assessment of economic conditions, Commerce's liquidity position and the interest rate environment. These conditions are subject to unexpected changes and, as a result, repositioning of the portfolio may be appropriate. Investment securities were $247.2 million at December 31, 1993 compared with $238.7 million a year earlier, and at December 31, 1993, approximate market value exceeded book value by $4.42 million. In an effort to stimulate the economy, the Federal Reserve significantly lowered interest rates during 1991 and early 1992 and the yield curve spread between short and long-term rates increased through 1993. As a result, management anticipated that high coupon callable securities would be called and that mortgage backed securities would experience high prepayments. Investment securities with these risk characteristics were sold resulting in $1.10 million and $900,000, respectively, for 1992 and 1991. Proceeds were reinvested into short- to intermediate-term U.S. Treasury and government agency securities.
      Because deposit growth exceeded loan growth in 1993, 1992 and 1991, securities were used as a deployment of excess liquidity. Consequently, 1993 average investment securities increased 27%, or $52.1 million over the 1992 average of $190.9 million. This followed a 94% increase over the $98.6 million averaged in 1991. Average investment securities represented 40%, 36%, and 24% of total average earning assets for the three years ended December 31, 1993, respectively. The objective of the investment portfolio is to complement Commerce's asset/liability position while offering a balanced rate of return with attention to liquidity needs for funding future loan growth. As a result, the growth of the investment securities portfolio was blended between fixed and variable-rate short to intermediate-term U.S. Treasury and government agency securities. These securities are liquid assets that carry little or no credit risk and should have a favorable impact on interest rate sensitivity and margin.
      In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115 "Accounting for Certain Investments in Debt and Equity Securities," (SFAS No. 115) which requires investments in equity securities that have readily determinable fair values and all investments in debt securities to be divided into three separate categories: held-to-maturity, trading, and available-for-sale. In effect, this Statement expands the use of fair value accounting for securities that fall within its scope but retains the use of amortized cost methods for securities that a bank has the ability and interest to hold to maturity. In this regard, the "held-to-maturity" category is very restrictive with respect to sales or transfers. In anticipation of adoption of SFAS No. 115, the investment portfolio was repositioned during 1993, which resulted in securities gains of $1.41 million. Commerce plans to adopt the Statement as required during the first quarter of 1994. Financial Statement Note 4 provides further information concerning the adoption of SFAS 115 and the composition of Commerce's investment portfolio.

                                            [LOGO OF COMMERCE BANK APPEARS HERE]



      The following table presents the mix of the investment securities portfolio along with the weighted average maturities and yields at December 31, 1993.

- -------------------------------------------------------------------------------------------------------------------------------
                                                                                                                        Average
                                                               Par       Amortized       Market       Average          Maturity
(Dollars in thousands)                                       Value            Cost        Value      Yield (1)      In Years (2)
- -------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury:
Within one year                                        $    15,000     $    15,020    $  15,203          6.50%
One to Five years                                           58,942          58,090       60,517          6.30
Five to Ten years                                            7,000           7,093        7,350          6.62
- -------------------------------------------------------------------------------------------------------------------------------
Total U.S. Treasury                                         80,942          80,203       83,070          6.37              2.61
- -------------------------------------------------------------------------------------------------------------------------------
Federal Agencies:
Within one year                                              1,050           1,020        1,042          7.34
One to Five years                                           39,150          39,127       39,778          5.61
Five to Ten years                                           29,400          28,920       29,135          5.76
- -------------------------------------------------------------------------------------------------------------------------------
Total Federal Agencies                                      69,600          69,067       69,955          5.70              4.69
- -------------------------------------------------------------------------------------------------------------------------------
Mortgage-backed Obligations of
      Federal Agencies:
Within one year                                             41,448          41,315       41,822          6.86
One to Five years                                           42,915          42,834       42,863          6.01
Five to Ten years                                            4,400           4,376        4,473          6.66
After Ten years                                              5,122           5,039        5,039          5.76
- -------------------------------------------------------------------------------------------------------------------------------
Total Mortgage-backed Obligations of
      Federal Agencies:                                     93,885          93,564       94,197          6.42              2.63
- -------------------------------------------------------------------------------------------------------------------------------
Tax-Exempt State and Municipals:
Five to Ten years                                              700             701          728          4.94
After Ten years                                                300             300          300          4.80
- -------------------------------------------------------------------------------------------------------------------------------
Total Tax-Exempt State and Municipals                        1,000           1,001        1,028          4.90              9.67
- -------------------------------------------------------------------------------------------------------------------------------
Other Securities:
Within one year                                                500             500          512          8.63
One to Five years                                              675             700          700          6.25
Five to Ten years                                            2,000           1,976        1,967          6.49
After Ten years                                                164             164          167          7.00
- -------------------------------------------------------------------------------------------------------------------------------
Total Other Securities                                       3,339           3,340        3,346          6.78              7.08
- -------------------------------------------------------------------------------------------------------------------------------
Total Portfolio                                        $   248,766     $   247,175    $ 251,596          6.20%             3.29
===============================================================================================================================

(1) Presented on a book basis, as tax equivalent adjustments are not significant.
(2) The maturity distribution of mortgage-backed obligations of federal agencies is based on estimated average maturity in years. The remaining maturity information is in years based on contractual maturity. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Temporary Investments
      Temporary investments were $13.4 million at December 31, 1993 and consisted of interest earning deposits with other banks in the amount of $1.0 million and mortgages held for sale of $12.4 million. Temporary investments are used for daily cash management purposes, management of short-term interest rate opportunities and interest rate risk and, as a result, daily balances vary. The average balance of temporary investments during 1993 was $16.1 million and represented 3% of total earning assets. See Financial Statement Note 3 for further information.

[LOGO OF COMMERCE BANK APPEARS HERE]

Deposits and Borrowed Funds
      Management's plan to enhance the funding structure of Commerce and to improve its liquidity position benefitted from 1993, 1992 and 1991 deposit trends. These trends reflect sustained emphasis on the growth of core deposit relationships due to their relatively low cost and reasonably stable nature. Sustained deposit growth is necessary to support growth in earning assets and also represents the foundation on which additional business relationships are based.

      The following table sets forth a summary of Commerce's various deposit categories and their respective cost rates for the past three years.

- ------------------------------------------------------------------------------------------------------------------------------------
                                                Average Balance                   Cost Rate                    Interest Expense
- ------------------------------------------------------------------------------------------------------------------------------------

(Dollars in thousands)                 1993           1992          1991    1993    1992    1991         1993        1992      1991
- ------------------------------------------------------------------------------------------------------------------------------------

Interest bearing
   demand                         $  62,497      $  57,087    $  36,814    2.48%   3.40%    4.86%   $  1,553     $  1,940   $  1,789

Money market savings                236,502        207,172      103,469    3.50    4.24     5.87       8,278        8,792      6,078

Regular savings                      27,084         17,831       11,409    2.83    3.63     5.22         766          647        595

Certificates:  Less than
   $100,000                         161,285        151,282      147,973    5.07    5.90     7.57       8,173        8,925     11,207

   Greater than $100,000             27,541         24,651       55,474    5.64    6.25     7.44       1,552        1,541      4,127

- ------------------------------------------------------------------------------------------------------------------------------------

Total interest bearing              514,909        458,023      355,139    3.95    4.77     6.70    $ 20,322     $ 21,845     23,796

Noninterest bearing                  89,699         71,537       55,617
- ------------------------------------------------------------------------------------------------------------------------------------

Total                             $ 604,608      $ 529,560    $ 410,756    3.36%   4.13%    5.79%
====================================================================================================================================


      Total deposits averaged $604.6 million during 1993, representing a 15% or $75.0 million increase over 1992. This followed a $118.8 million or 29% increase in average deposits in 1992 over 1991. Total deposits at December 31, 1993 were $634.1 million, representing a $36.2 million, or 6% increase over $598.0 million for 1992. The growth in average deposits was attributable to a combination of the acquisition of thrift deposits from the RTC and market share gains in existing branch locations. Several factors contributed to the increase in market share including the growth and convenience of branch office locations and a shift in consumer preference as a result of consolidation in the banking industry and closure of thrifts.
      During 1993 and 1992, average deposits, exclusive of certificates of deposit greater than $100,000, comprised 95% of total average deposits, compared with 86% for 1991. During 1993, average certificates of deposits greater than $100,000 were $27.5 million or 5% of total average deposits. The maturity of both non-core, large-denomination deposits during 1992 and a $15 million brokered certificate of deposit at the end of 1991 contributed to the 56% reduction in average certificates of deposit greater than $100,000, from $55.4 million during 1991 to $24.7 million during 1992.

                [PIE CHART PERIOD END DEPOSITS APPEARS HERE]

      The following table presents information on the maturities of certificates of deposit greater than $100,000 at the dates indicated:

- -------------------------------------------------------------------------------------------------------------------------
                                               At December 31, 1993                               At December 31, 1992
- -------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                      Amount              Percent                       Amount              Percent
- -------------------------------------------------------------------------------------------------------------------------
Fixed-rate:
Three months or less                        $ 13,586               35%                        $  5,546              23%
Over three through twelve months               9,892               26                            6,597              28
Over one year through five years              14,447               38                           10,587              45
Over five years                                  536                1                              898               4
- -------------------------------------------------------------------------------------------------------------------------
Total                                       $ 38,461              100%                        $ 23,628             100%
=========================================================================================================================

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

      Average money market savings accounts increased 14%, or $29.3 million during 1993 compared with a $103.7 million increase during 1992 and represented 39% of total average deposits for 1993 and 1992 compared with 25% for 1991. Management's emphasis to balance asset interest rate sensitivity with a stable and diversified deposit base led to the design of variable rate deposit products indexed to the New York Prime Rate. The acceptance of these products accounted for the increase in average money market savings. In addition, consumer preference has shifted to more liquid products as a result of the lower interest rate environment.
      Certificates of deposit less than $100,000 averaged $161.3 million during 1993 compared with $151.3 million during 1992, and $148.0 million during 1991. Certificates maturing in one year or less, represented 45% of the $164.1 million outstanding at December 31, 1993.
      Regular savings average balances grew 52%, or $9.25 million and 56%, or $6.4 million, during 1993 and 1992, respectively, with consumer accounts representing the majority of the growth. This compares with a 36% growth rate between 1991 and 1990 average balances.
      Average noninterest bearing deposit accounts grew to $89.7 million in 1993, up 25% over 1992 average levels. This followed an increase of 29% in average noninterest bearing deposit accounts between 1992 and 1991. The increase during 1991 was the result of a special deposit promotion campaign. Commerce's average noninterest bearing demand deposits as a percent of average earning assets increased to 14.8% for 1993 from 13.5% for 1992.
      The average rate paid on interest bearing deposits was 3.95% for 1993, compared with 4.77% for 1992 and 6.70% for 1991. The 82 basis point decrease between 1993 and 1992 was due to the declining rate environment and favorable changes in the mix of Commerce's deposit base. Additionally, management's discipline to obtain favorable pricing during periods of high liquidity while maintaining competitive market rates reduced overall funding cost.
      Short-term borrowings were $1.40 million at December 31, 1993 and consisted of federal funds purchased. Average short-term borrowings, which consisted of federal funds purchased and securities sold under repurchase agreements, were $864,000 during 1993 compared with $495,000 for 1992. These borrowings are an accessible source of modestly priced funds that are used in the management of daily cash needs and interest rate risk opportunities. Financial Statement Note 10 provides further information on Commerce's short-term borrowings.
      Long-term debt was $6.83 million at December 31, 1993 and consisted of $5.00 million, 10% convertible subordinated capital notes and $1.83 million in capital lease obligations. Financial Statement Note 11 provides additional information on Commerce's long-term debt.

Capital Resources
      Management reviews Commerce's capital position continuously to ensure compliance with regulatory capital adequacy requirements and to ensure that sufficient funds are available for operating needs. These objectives have been integrated with Commerce's risk management policies to achieve overall financial goals more effectively while minimizing the cost of capital. Management believes that a strong capital position is necessary to take advantage of attractive growth and investment opportunities to enhance shareholders' returns. Commerce continues to work toward these goals through careful balance sheet positioning, improved internal capital generation and, as conditions warrant, capital placements.
      Shareholders' equity was $43.6 million at December 31, 1993, a 17% increase over shareholders' equity of $37.4 million at year end 1992. In May 1992, Commerce issued 625,000 shares of common stock through an underwritten public offering. Net proceeds from the offering were $9 million.

                      [GRAPH TOTAL DEPOSITS APPEARS HERE]
              [GRAPH PERIOD END SHAREHOLDERS' EQUITY APPEARS HERE]

[LOGO OF COMMERCE BANK APPEARS HERE]

      Commerce is subject to regulatory risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance-sheet financial instruments. Commerce's risk-based capital position reflects the increase in qualifying capital as a result of the 1992 stock offering and increased earnings. Commerce exceeded the required minimums of Tier 1 and total capital of 4.0% and 8.0% at December 31, 1993. The leverage ratio is defined as Tier 1 capital divided by average total assets less intangible assets and has a regulatory minimum of 3%, with most institutions required to maintain a ratio of at least 4.0% to 5.0% depending upon risk profiles and other factors. Commerce has not been advised of a minimum leverage ratio above the minimum of 3.0%. Commerce's Tier 1 leverage ratio was 6.49% at December 31, 1993.

      The following table provides information on the risk-based capital position of Commerce:

(Dollars in thousands)
- ------------------------------------------------------------------------------------------------------------------------------------

December 31,                                                     1993                          1992                        1991
- ------------------------------------------------------------------------------------------------------------------------------------

Tier I Capital:
Shareholder's equity                                         $  43,589                      $  37,413                   $  23,770
      Less: intangible assets                                   (1,024)                        (2,238)                     (2,245)
- ------------------------------------------------------------------------------------------------------------------------------------

Total Tier I                                                    42,565                         35,175                      21,525
- ------------------------------------------------------------------------------------------------------------------------------------

Tier II Capital:
Qualifying allowance for loan losses(1)                          5,460                          4,736                       3,717
Mandatory convertible debt instruments                           4,995                          5,000                       5,000
- ------------------------------------------------------------------------------------------------------------------------------------

Total Tier II                                                   10,455                          9,736                       8,717
- ------------------------------------------------------------------------------------------------------------------------------------

Total Risk Based Capital                                     $  53,020                      $  44,911                   $  30,242
- ------------------------------------------------------------------------------------------------------------------------------------

Total assets                                                 $ 689,630                      $ 644,849                   $ 478,659
Total risk weighted assets                                     436,800                        377,886                     333,787
Risk weighted assets to total assets                             63.34%                         58.60%                      69.73%
Risk based capital ratios:
     Tier I                                                       9.74%                          9.31%                       6.45%
     Total                                                       12.14%                         11.88%                       9.06%
     Tier I Leverage Ratio                                        6.49%                          6.18%                       4.87%
===================================================================================================================================

(1) Limited to 1.25% of risk weighted assets

Common Stock and Dividends
      Effective February 18, 1992, Commerce's common stock began trading on the over the counter market (OTC) and was quoted on the NASDAQ (National Association of Securities Dealers Automated Quotations) Regional Market System under the symbol "CBVA." Price and volume information are given in local major newspapers. Commerce's stock began trading on the NASDAQ National Market on April 5, 1993, which will offer increased visibility, efficiency and liquidity of the national market. Commerce's market makers are Wheat First Securities, Inc., Scott and Stringfellow Investment Corporation, Alex Brown and Sons, Inc. and Herzog, Heine, Geduld, Inc. The bank's convertible subordinated capital notes are not listed. Prior to February 18, 1992, Commerce's common stock was not listed on an exchange.
      During 1993, Commerce implemented a Dividend Reinvestment and Stock Purchase Plan. Under the plan, common shareholders of record may reinvest quarterly common stock dividends in shares of common stock at prices 5% below current average market prices, without payment of service charges or brokerage commissions. Optional cash purchases of common stock may be made by common shareholders at the current average market price. Optional cash payments may not be less than $100 per payment and the total of all stock payments may not exceed $5,000 in any calendar quarter. During 1993, 15,453 shares were issued under the Plan.
      Prior to 1991, Commerce maintained a policy of retaining all earnings to help support capital and other expenditures incurred in connection with the development of its franchise. Based on Commerce's operating results and other factors, the Board of Directors adopted a policy to pay quarterly cash dividends beginning with the fourth quarter of 1991. Commerce paid $.05 per share in dividends in 1991 and increased the quarterly rate during the third quarter of 1992 to $.08 per share for a total of $.26 per share in 1992. Total dividends declared in 1992 amounted to $596,000, compared with $83,000 in 1991. Based on Commerce's 1993 earnings performance and future outlook, the Board of Directors increased the quarterly cash dividend during each quarter of 1993 resulting in a current annual rate of $.60.

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

Cash dividends declared increased from $.26 per share for 1992 to $.51 per share for 1993, representing a 96% increase. Total cash dividends declared in 1993 were $1.30 million. Additionally, a 5% stock dividend was declared during the fourth quarter of 1993 and 1992.

      The following table provides stock performance information.

Common Stock Performance and Related Information
- ------------------------------------------------------------------
December 31,                                                  1993
- ------------------------------------------------------------------
Price/earnings ratio                                         10.53X
Price/book ratio                                              1.48X
Book value                                                  $16.22
Cash dividends declared
      per share                                             $  .51
Dividend yield                                                2.50%
Dividend payout percentage                                   19.80%
Number of shareholders                                       1,811
52 week range                                      $25.50 - $19.13
==================================================================

      Based on actual sales as reported by NASDAQ, the high and low sale prices of Common Stock during 1993 and 1992 are set forth with other selected quarterly financial data on page 41.

ASSET/LIABILITY MANAGEMENT

Liquidity Management
      A key goal of asset/liability management is to maintain an adequate degree of liquidity without impairing long-term earnings. Liquidity represents Commerce's ability to provide adequate funding sources for loan growth or deposit withdrawals, as well as unforeseen transactional requirements affecting the asset and liability structure of the balance sheet. Asset management policies guide the proportion of liquid assets to total assets, while liability management policies emphasize the stability, diversification and accessibility of funding sources. Liquidity risk represents the possibility that adequate funding sources are not available due to mismatches in cash inflows and outflows.

      Commerce's Statement of Cash Flows provides information about the cash provided and used by Commerce in its operating, investing and financing activities. The retention of earnings provides a source of liquidity for Commerce. The assumption of thrift deposits and growth in deposits from growth in Commerce's office network have also provided a source of liquidity. In addition to unrestricted cash balances, other sources of liquidity include temporary investments, maturities of investment securities and loans, loan sales and repayments and borrowings. Commerce experienced a relatively high degree of liquidity during 1993, 1992 and 1991, through deposit growth in relation to modest loan demand, increased earnings retention and repositioning of the investment securities portfolio.

      The liquidity ratio is one measure of a bank's ability to meet its current obligations and is defined as the percentage of liquid assets (i.e., cash and due from banks, unpledged investment securities with maturities of less than one year and Federal Fund s sold) to deposits. At year end 1993, 1992 and 1991, Commerce's liquidity ratio was 41%, 48% and 31%, respectively.

Interest Rate Sensitivity Management
      Monitoring and managing interest rate risk is a significant objective of asset/liability management. Interest rate risk represents the earnings variation that would occur under a specific change in interest rates. Management's goal is to position the structure of the balance sheet to benefit from actual and anticipated interest rate changes while creating an acceptable balance between soundness, profitability and liquidity. The proper matching of assets and liabilities is fundamental to the stability of net interest yields. Commerce attempts to fund assets with liability instruments of similar maturity and interest rate sensitivity in order to reduce interest rate risk. In addition, pricing policies are designed to facilitate the matching concept, whereby an asset's yield is viewed in the context of the cost of the underlying liability. Commerce has experienced significant growth in variable rate deposits that are a percentage of, and fluctuate with, prime lending rates. The growth of these products is expected to further enhance management of interest rate sensitivity.

      Management reviews the impact on earnings due to actual and forecasted movements in interest rates on a monthly basis. This review is formulated into policies and strategies to favorably position Commerce against interest rate volatility.

      Interest rate risk at a given point in time is represented by the interest rate sensitivity position (GAP). The cumulative gap represents the net position of assets and liabilities subject to repricing in specified time periods. The GAP presented at any point in time is one measure of the risk inherent in the existing balance sheet structure as it relates to potential changes in net interest income. GAP alone, does not accurately measure the magnitude of changes in net interest income since changes in interest rates do not affect all categories of assets and liabilities equally or simultaneously.

      The distribution in interest rate sensitivity is based on a combination of maturities, call provisions, repricing frequencies, and prepayment patterns. Variable rate assets are distributed based on the repricing frequency of the instrument. Variable rate liabilities, consisting of various money market savings instruments indexed to the New York Prime Rate, are distributed based on their index with the remainder being distributed to the non-sensitive column.

[LOGO OF COMMERCE BANK APPEARS HERE]

      The following table presents Commerce's interest sensitive position at December 31, 1993. This is a one-day position which is continually changing and is not necessarily indicative of Commerce's position at any other time.

                                                                                Total                           Beyond
                                          1 to        91 to       181 to       within     1 to         3 to     5 years or
(In thousands)                          90 days      180 days    365 days      1 year    3 years      5 years  insensitive    Total
- ------------------------------------------------------------------------------------------------------------------------------------
Loans - net                            $191,019      $ 17,410    $ 29,630    $ 238,059   $ 81,384     $ 34,177 $   24,638  $ 378,258
Investment securities                    34,518        25,459      29,406       89,383    112,831       37,874      7,087    247,175
Temporary investments                    12,431            --          --       12,431      1,000           --         --     13,431
- ------------------------------------------------------------------------------------------------------------------------------------
Total earning assets                     237,968       42,869      59,036      339,873    195,215       72,051     31,725    638,864
- ------------------------------------------------------------------------------------------------------------------------------------
Non-interest earning assets                   --           --          --           --         --           --     50,766     50,766
Total Assets                           $ 237,968     $ 42,869    $ 59,036    $ 339,873   $195,215     $ 72,051 $   82,491  $ 689,630
====================================================================================================================================
Interest bearing liabilities:
Savings and interest bearing
   demand accounts                     $   1,029     $  1,029    $  2,059    $   4,117   $  8,133     $  8,641 $   79,719  $ 100,610
Money market savings                     187,434        1,033       2,067      190,534      4,135        4,135     28,947    227,751
Certificates of deposit greater
   than $100,000                          13,682         4,821      5,085       23,587      6,967        7,371        536     38,461
Certificates of deposit less
   than $100,000                          39,741        29,284     34,051      103,076     35,925       21,788      3,333    164,122
Other borrowings                           1,418            19         40        1,477      5,577           71      1,102      8,227
- ------------------------------------------------------------------------------------------------------------------------------------
Total interest bearing liabilities       243,304        36,186     43,302      322,791     60,737       42,006    113,637    539,172
- ------------------------------------------------------------------------------------------------------------------------------------
Non-interest bearing
   liabilities and equity                     --            --         --           --         --           --    150,458    150,458
Total Liabilities and Equity           $ 243,304    $   36,186   $ 43,302    $ 322,791   $ 60,737     $ 42,006 $  264,096    689,630
====================================================================================================================================
Interest rate sensitivity              $  (5,336)   $    6,683   $ 15,734    $ 17,082    $134,478     $ 30,045 $ (181,605)        --
- ------------------------------------------------------------------------------------------------------------------------------------
Cumulative gap                         $  (5,336)   $    1,348   $ 17,082    $ 17,082    $151,560     $181,605         --         --
====================================================================================================================================

      The asset sensitivity of the cumulative one year GAP position was 2.7% of total earning assets at December 31, 1993.

Effects of Inflation and Changing Prices
      The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money, over time, due to inflation.

      Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the general levels of inflation. Interest rates do not necessarily move in the same magnitude as the prices of goods and services. Another impact of inflation is on noninterest expenses, which tend to rise during periods of general inflation. The values of real estate collateralizing Commerce's loans and foreclosed property could be affected by inflation or changing prices due to market conditions.

      Management believes the most significant impact on financial results is Commerce's ability to react to changes in interest rates. As discussed previously, management attempts to maintain a favorable position between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations.

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

COMMERCE BANK FINANCIAL HIGHLIGHTS
SELECTED QUARTERLY FINANCIAL DATA (Unaudited)
(Dollars in thousands, except per share amounts)

- ----------------------------------------------------------------------------------------------------------------------------------
                                                      1993                                                1992
- ----------------------------------------------------------------------------------------------------------------------------------
                                  Fourth        Third       Second        First       Fourth        Third       Second       First
                                 Quarter      Quarter      Quarter      Quarter      Quarter      Quarter      Quarter     Quarter
- ----------------------------------------------------------------------------------------------------------------------------------
Results of operations:
Interest income                 $ 11,888     $ 11,957     $ 11,864     $ 11,538     $ 11,643     $ 11,591     $ 11,358    $ 10,347
Interest expense                   5,167        5,192        5,299        5,325        5,460        5,658        5,885       5,411
- ----------------------------------------------------------------------------------------------------------------------------------
Net interest income                6,721        6,765        6,565        6,213        6,183        5,933        5,473       4,936
Provision for loan losses            600          700          725          800          900        1,500          825       1,000
- ----------------------------------------------------------------------------------------------------------------------------------
Net interest income after
   provision for loan
   losses                          6,121        6,065        5,840        5,413        5,283        4,433        4,648       3,936
Noninterest income                 2,346        2,625        2,190        2,087        2,266        1,749        1,624       1,473
Securities gains                      53        1,268           --           86          128          588           --         382
Noninterest expense                5,995        6,831        5,542        5,338        5,510        4,713        4,588       4,280
- ----------------------------------------------------------------------------------------------------------------------------------
Income before income taxes         2,525        3,127        2,488        2,248        2,167        2,057        1,684       1,511
Provision for income taxes           834        1,415          840          748          727          687          562         501
- ----------------------------------------------------------------------------------------------------------------------------------
Net income                      $  1,691     $  1,712     $  1,648     $  1,500     $  1,440     $  1,370     $  1,122    $  1,010
==================================================================================================================================
Per Share Data:
Net income :
   Primary                      $    .61     $    .62     $    .60     $    .55     $    .53     $    .51     $    .49    $    .50
   Fully diluted                     .58          .60          .57          .53          .51          .49          .47         .48
Book value at period end           16.22        16.48        15.91        15.37        14.90        15.12        14.62       14.16
Cash dividends                       .15          .14          .12          .10          .08          .08          .05         .05
Common stock price: (1)
   High                            25.50        25.50        24.75        24.50        21.50        17.50        19.50       19.00
   Low                             23.00        22.75        21.00        19.12        17.00        15.75        15.75       13.50
   Close                           24.00        23.75        24.25        24.50        21.00        17.00        15.75       19.00
==================================================================================================================================
Average Balance Sheet Data
Assets:
Loans, net of unearned
   income                       $369,323     $354,239     $339,361     $326,879     $319,527     $318,235     $313,020    $306,472
Investment securities            245,039      240,369      246,729      239,994      237,631      221,533      179,948     123,727
Temporary investments             12,356       20,941       16,409       14,625       19,163       19,852       30,436      15,950
- ----------------------------------------------------------------------------------------------------------------------------------
Total earning assets             626,718      615,549      602,499      581,498      576,321      559,620      523,404     446,149
Allowance for loan losses         (6,844)      (6,713)      (6,313)      (5,885)      (5,535)      (4,732)      (4,334)     (3,901)
Other assets                      58,637       56,375       55,984       53,975       53,864       49,764       48,739      45,534
- ----------------------------------------------------------------------------------------------------------------------------------
Total assets                    $678,511     $665,211     $652,170     $629,588     $624,650     $604,652     $567,809    $487,782
==================================================================================================================================
Liabilities and Shareholders'
Equity:
Interest bearing deposits       $529,081     $516,719     $511,875     $501,638     $496,694     $484,096     $458,847    $391,744
Short-term borrowings              1,337          818          859          429          509          529          551         388
Long-term borrowings               6,837        6,856        6,878        6,018        5,632        5,643        5,655       5,666
- ----------------------------------------------------------------------------------------------------------------------------------
Total interest bearing
   liabilities                   537,255      524,393      519,612      508,085      502,835      490,268      465,053     397,798
Noninterest bearing liabilities   98,291       99,022       92,636       83,117       84,760       78,629       74,034      65,314
Equity                            42,965       41,796       39,922       38,386       37,055       35,755       28,722      24,670
- ----------------------------------------------------------------------------------------------------------------------------------
Total liabilities and equity    $678,511     $665,211     $652,170     $629,588     $624,650     $604,652     $567,809    $487,782
==================================================================================================================================
Financial Ratios:
Return on average assets             .99         1.02%        1.01%         .97%         .92%         .90%         .79%        .83%
Return on average equity           15.61        16.25        16.56        15.85        15.46        15.24        15.71       16.47
Net interest margin                 4.28         4.36         4.37         4.33         4.27         4.22         4.21        4.45
==================================================================================================================================

(1) As reported by NASDAQ

[LOGO OF COMMERCE BANK APPEARS HERE]

BALANCE SHEET

(In thousands, except common stock data)
- -----------------------------------------------------------------------------------------------
December 31,                                                             1993            1992
- -----------------------------------------------------------------------------------------------
Assets
Cash and due from banks (Note 2)                                     $  25,800        $  28,232
Temporary investments (Note 3)                                          13,431           25,548
Investment securities:
   (Market Value: 1993 - $251,596, 1992 - $242,323) (Note 4)           247,175          238,680
Loans: (Notes 5 & 7)
   Commercial                                                          165,409          129,565
   Consumer                                                            102,611           97,572
   Real estate mortgage                                                 88,850           82,199
   Real estate construction & development                               17,074           14,921
   Tax-exempt                                                            6,477            6,217
      Less: Unearned income and deferred fees                           (2,163)          (4,209)
- -----------------------------------------------------------------------------------------------
Loans, net of unearned income and deferred fees                        378,258          326,265
   Less: Allowance for loan losses (Note 6)                             (6,527)          (5,671)
- -----------------------------------------------------------------------------------------------
Loans, net                                                             371,731          320,594
Bank premises and equipment, net (Note 8)                               18,384           15,459
Foreclosed property                                                      3,080            5,808
Other assets (Notes 9 & 14)                                             10,029           10,528
- -----------------------------------------------------------------------------------------------
Total assets                                                         $ 689,630        $ 644,849
===============================================================================================
Liabilities
Deposits:
   Noninterest bearing demand                                        $ 103,197        $  94,229
   Interest bearing demand                                              72,221           62,962
   Money market savings                                                227,751          248,001
   Regular savings                                                      28,389           19,794
   Certificates of deposit less than $100,000                          164,122          149,370
   Certificates of deposit greater than $100,000                        38,461           23,628
- -----------------------------------------------------------------------------------------------
   Total deposits                                                      634,141          597,984
Short-term borrowings (Note 10)                                          1,400              563
Long-term debt (Note 11)                                                 6,828            5,626
Other liabilities                                                        3,672            3,263
- -----------------------------------------------------------------------------------------------
Total liabilities                                                      646,041          607,436
- -----------------------------------------------------------------------------------------------
Contingent Liabilities (Notes 8, 17 & 18)

Shareholders' Equity (Notes 12)
Common stock, $2.50 par value: 5,000,000 shares authorized:
2,686,792 shares in 1993 and 2,511,327 shares in 1992
issued and outstanding                                                   6,717            6,278

Capital surplus                                                         29,062           25,460
Retained earnings                                                        7,810            5,705
Unrealized loss on marketable equity securities                             --              (30)
- -----------------------------------------------------------------------------------------------
Total shareholders' equity                                              43,589           37,413
- -----------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                           $ 689,630        $ 644,849
===============================================================================================

The accompanying notes are an integral part of the financial statements.

                                           [LOGO OF COMMERCE BANK APPEARS HERE]

STATEMENT OF INCOME

(In thousands, except per share data)
- ---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1993                 1992                1991
- ---------------------------------------------------------------------------------------------------------------------------------
Interest Income
Loans, including fees:
   Taxable                                                                      $ 30,370             $ 29,780            $ 31,391
   Tax-exempt                                                                        491                  395                 334
Temporary investments:
   Interest bearing deposits in other financial institutions                          60                  115                 246
   Federal funds sold                                                                261                  526                 577
   Mortgages held for sale                                                           376                  434                 204
Investment securities:
   Taxable                                                                        15,649               13,608               8,178
   Tax-exempt                                                                         40                   81                  97
- ---------------------------------------------------------------------------------------------------------------------------------
   Total interest income                                                          47,247               44,939              41,027

Interest Expense
Deposits                                                                          20,322               21,845              23,796
Short-term borrowings                                                                 26                   19                  94
Long-term debt                                                                       635                  550                 568
- ---------------------------------------------------------------------------------------------------------------------------------
   Total interest expense                                                         20,983               22,414              24,458
- ---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income                                                               26,264               22,525              16,569
   Provision for loan losses (Note 6)                                              2,825                4,225               2,925
- ---------------------------------------------------------------------------------------------------------------------------------
Net Interest Income After
   Provision For Loan Losses                                                      23,439               18,300              13,644

Noninterest Income
Service charges on deposit accounts                                                3,428                3,006               2,341
Mortgage brokerage income                                                          2,895                1,838                 950
Credit card merchant fees                                                            907                  679                 586
Securities gains                                                                   1,407                1,098                 900
Trust income                                                                         633                  508                 390
Other income                                                                       1,385                1,081                 593
- ---------------------------------------------------------------------------------------------------------------------------------
   Total noninterest income                                                       10,655                8,210               5,760

Noninterest Expense
Salaries and benefits                                                             10,721                8,926               7,403
Occupancy of bank premises                                                         2,443                2,268               2,068
Furniture and equipment                                                            1,691                1,462               1,261
Other expense (Notes 9 & 13)                                                       8,851                6,435               4,852
- ---------------------------------------------------------------------------------------------------------------------------------
   Total noninterest expense                                                      23,706               19,091              15,584

Income Before Income Taxes                                                        10,388                7,419               3,820
Provision for income taxes (Note 14)                                               3,837                2,477               1,221
- ---------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                      $  6,551             $  4,942            $  2,599
=================================================================================================================================
Net Income Per Share (Note 15)
   Primary                                                                      $   2.38             $   2.05            $   1.36
   Fully diluted                                                                    2.28                 1.97                1.35
Weighted Average Shares Outstanding
   Primary                                                                         2,748                2,413               1,913
   Fully diluted                                                                   3,013                2,676               2,176

The accompanying notes are an integral part of the financial statements.

[LOGO OF COMMERCE BANK APPEARS HERE]

STATEMENT OF CASH FLOWS

(In thousands)
- ---------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31,                                                           1993                 1992               1991
- ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Operating Activities:
Net income                                                                     $   6,551             $   4,942          $   2,599
Adjustments to reconcile net income to
   cash provided by operating activities:
   Provision for loan losses                                                       2,825                 4,225              2,925
   Depreciation and amortization of premises and equipment                         1,655                 1,479              1,318
   Net amortization of premiums and accretion of discounts                          (747)                  429                 98
   Amortization of intangible assets (Note 9)                                      1,214                   381                328
   (Gain) loss on sale of property and equipment                                     (80)                   --                  2
   Gain on sale of investment securities                                          (1,407)               (1,098)              (900)
   (Increase) decrease in deferred income tax benefits                              (452)                 (648)               294
   Increase in interest receivable                                                  (137)                 (705)            (1,221)
   (Decrease) increase in interest payable                                           211                (1,100)              (342)
   (Decrease) increase in other liabilities                                           63                   (60)               622
   Decrease (increase) in other assets                                             2,602                   580               (545)
- ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by operating activities                                      12,298                 8,425              5,178
- ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Investing Activities:
   Proceeds from maturities, calls and prepayments of securities                  32,024                31,722             12,590
   Proceeds from sales of securities                                              51,433                35,853             42,585
   Purchases of securities                                                       (89,799)             (181,889)          (106,157)
   Net (increase) decrease in temporary investments                               12,118                (7,271)             9,520
   Purchases of premises and equipment                                            (3,215)               (1,720)              (867)
   Net sale (repurchase) of loan participations                                     (615)                1,224             (2,947)
   Net increase in loans                                                         (53,347)              (36,383)           (27,755)
- ---------------------------------------------------------------------------------------------------------------------------------
   Net cash used in investing activities                                         (51,401)             (158,464)           (73,031)
- ---------------------------------------------------------------------------------------------------------------------------------
Cash Flows From Financing Activities:
   Net increases in deposit accounts                                              36,157                87,673             17,975
   Net cash received from acquired deposits                                           --                65,087             51,995
   Proceeds from issuance of common stock                                            892                 9,327                143
   Net increase (decrease) in short-term borrowings                                  837                    22               (726)
   Principal payments on capital lease obligation                                    (83)                  (45)               (26)
   Cash dividends paid                                                            (1,132)                 (487)                --
- ---------------------------------------------------------------------------------------------------------------------------------
   Net cash provided by financing activities                                      36,671               161,577             69,361
- ---------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and due from banks                                (2,432)               11,538              1,508
Cash and due from banks at beginning of year                                      28,232                16,694             15,186
- ---------------------------------------------------------------------------------------------------------------------------------
Cash and due from banks at end of year                                         $  25,800             $  28,232          $  16,694
- ---------------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
   Interest                                                                    $  20,772             $  22,701          $  24,675
   Income taxes                                                                    3,837                 3,114              1,054
Noncash financing and investing activities:
   Transfer of loans to foreclosed property                                           --                 2,007              2,730
   Capital lease obligation                                                        1,285                    --                 --
=================================================================================================================================

Cash and equivalents are defined as cash and noninterest bearing accounts due from banks. The accompanying notes are an integral part of the financial statements.

                                           [LOGO OF COMMERCE BANK APPEARS HERE]


STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                   Unrealized
                                                                                                      Loss On
                                                       Common Stock                                Marketable
                                                     ----------------       Capital    Retained        Equity
(In thousands)                                       Shares    Amount       Surplus    Earnings    Securities         Total
- ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1990                            1,650    $  4,126    $ 14,749    $  2,236    $       (6)     $ 21,105
Net income for 1991                                      --          --          --       2,599            --         2,599
Proceeds from issuance of common stock                   12          29         114          --            --           143
5% stock dividend                                        83         206         825      (1,031)           --            --
Cash dividends declared ($.05 per share)                 --          --          --         (83)           --           (83)
Change in valuation allowance for marketable
   equity securities                                     --          --          --          --             6             6
- ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                            1,745    $   4,361   $ 15,688    $  3,721            --      $ 23,770
Net income for 1992                                      --           --         --       4,942            --         4,942
Proceeds from issuance of common stock                  646        1,617      7,710          --            --         9,327
5% stock dividend                                       120          300      2,062      (2,362)           --            --
Cash dividends declared ($.26 per share)                 --           --         --        (596)           --          (596)
Change in valuation allowance for marketable
   equity securities                                     --           --         --          --           (30)          (30)
- ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                            2,511    $   6,278   $ 25,460    $  5,705    $      (30)     $ 37,413
Net income for 1993                                      --           --         --       6,551            --         6,551
Proceeds from issuance of common stock                   49          121        771          --            --           892
5% stock dividend                                       127          318      2,831      (3,149)                         --
Cash dividends declared ($.51 per share)                 --           --         --      (1,297)           --        (1,297)
Change in valuation allowance for marketable
   equity securities                                     --           --         --          --            30            30
- ---------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                            2,687    $   6,717   $ 29,062    $  7,810    $       --      $ 43,589
===========================================================================================================================

The accompanying notes are an integral part of the financial statements.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

Note 1 -- Summary of Significant Accounting Policies

Accounting Policies
     The accounting and reporting policies of Commerce Bank ("Commerce") conform to generally accepted accounting principles and general practices within the financial services industry. The following is a summary of the more significant policies.

Temporary Investments
     Temporary investments are carried at the lower of aggregate cost or market value.

Investment Securities
     Marketable debt securities are stated at cost adjusted for discount accreted and premium amortized based on management's intention to hold these assets on a long-term basis and Commerce's ability to hold them to maturity or the foreseeable future. In making this determination, management considers significant known liquidity requirements and capital planning; however, investment securities may be sold as part of prudent asset/liability management. Marketable equity securities are carried at the lower of aggregate cost or market value, and unrealized losses are reflected as a reduction of shareholders' equity in accordance with Statement of Financial Accounting Standards ("SFAS") No. 12. Gains and losses on the sale of securities are determined by the specific identification method and are classified as securities gains or losses in the accompanying statement of income. As described in Note 4, Commerce will adopt SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities" beginning in 1994.

Loans
     Loans are carried at the principal amount outstanding, net of unearned income and deferred loan fees, net of costs. Interest on loans and amortization of unearned income, deferred fees and origination costs are computed by methods which generally result in level rates of return on principal amounts outstanding.

     Commerce discontinues the accrual of interest on loans based on delinquency status, an evaluation of the related collateral and the financial strength of the borrower. Loans generally are placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, or earlier if collection is uncertain based upon an evaluation of the net realizable value of the collateral and the financial strength of the borrower. Income recognized on consumer loans is generally discontinued after a delinquent status period of 120 days, unless conditions warrant otherwise. Management may elect to continue the accrual of interest if the loan is well collateralized and in the process of collection. Income is recognized on the cash basis for nonaccrual loans unless there is doubt as to collectibility of principal, in which case interest payments are applied to reduce principal. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely. When loans are placed on nonaccural, uncollected interest credited to income in the current year is reversed and uncollected interest accrued in prior years is charged to the allowance for loan losses.

     As described in Note 6, Commerce will be required to adopt SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" beginning in 1995.

 Allowance for Loan Losses
     The allowance for loan losses is established by management based on an evaluation of the potential loss exposure in the loan portfolio. The level of the allowance for loan losses is based upon the quality of the loan portfolio as determined by management after a detailed specific review of problem loans, consideration of current and historical loan loss experience, diversification as to the type of loans in the portfolio, the amount of collateralized and uncollateralized loans, banking industry standards and averages, and general economic conditions. While management uses available information to recognize losses on loans and real estate owned, future additions to the allowance for loan losses and additional write-downs in the valuation of real estate owned may be necessary based on changes in economic conditions.

Bank Premises and Equipment
      Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization charges are computed by the straight-line method. Premises and equipment are depreciated over the estimated useful lives of the assets, except for leasehold improvements which are amortized over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Generally, estimated lives of the principal items of premise and equipment are buildings and improvements--15 to 40 years, furniture, fixtures and equipment--3 to 20 years, and capital leases over lease terms. The costs of major renovations are capitalized, while the costs of ordinary maintenance and repairs are expensed as incurred. Gains and losses on dispositions are reflected in operations.

                                            [LOGO OF COMMERCE BANK APPEARS HERE]
NOTES TO FINANCIAL STATEMENTS

Foreclosed Property
     Foreclosed property consists of properties acquired through foreclosure, acceptance in lieu of foreclosure, or insubstance foreclosures. In-substance foreclosures are properties in which the borrower has little or no equity in the collateral, where repayment of the loan is expected only from the operation or sale of the collateral, and the borrower either effectively abandons control of the property or the borrower has retained control of the property but his ability to rebuild equity based on current financial conditions is considered doubtful. These properties are carried at the lower of cost or estimated fair value. Losses from the acquisition of property in full or partial satisfaction of debt are charged against the allowance for loan losses at transfer from loans into foreclosed property. Estimated fair value is reviewed periodically by management on a specific property basis, and an allowance for loss is established for any declines in value. Net operating expenses are charged to noninterest expense.

Income Taxes
     Effective January 1, 1993, Commerce changed its method of accounting for income taxes from the deferred method under Accounting Principles Board Opinion No. 11 to the liability method required by SFAS No. 109, "Accounting for Income Taxes" (see Note 14 "Income Taxes"). For years prior to 1993, Commerce deferred the past tax effects of timing differences between financial reporting and taxable income. Under the asset and liability method, deferred tax assets and liabilities are determined based on differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities (i.e., temporary differences) and are measured at the enacted rates that will be in effect when these differences reverse. As permitted under SFAS No. 109, prior years' financial statements have not been restated.

      The adoption of SFAS 109 did not have a material effect on Commerce's financial position or results of operations for 1993.

Earnings Per Share
     Primary earnings per share are calculated on the basis of the weighted average number of shares outstanding during the year after giving retroactive effect to the 5% stock dividends declared in 1993, 1992 and 1991. Dilutive stock options have been converted to common stock equivalents for the calculation of weighted average shares outstanding based upon the average market price of Commerce's common stock. Fully diluted earnings per share assumes the conversion of outstanding convertible subordinated capital notes and elimination of interest paid thereon, after tax effect, and the exercise of dilutive stock options, as of the beginning of each year. The dilutive effect of outstanding options and convertible subordinated debt is computed using the greater of the closing price or the average market price of Commerce's common stock.

Trust Assets and Income
      Assets held in an agency or fiduciary capacity are not assets of Commerce and are not included in the accompanying financial statements. Trust service income is recognized on the accrual basis.

Other
      Certain reclassifications have been made to amounts previously reported in 1992 and 1991 to conform with the 1993 presentation.

Note 2 -- Restrictions on Cash
and Due from Banks

      Commerce is required to maintain average reserve balances on transactional deposit accounts with the Federal Reserve Bank under Regulation
D. The daily average amounts of these reserve balances for the years ended December 31, 1993 and 1992 were $4.9 million and $4.6 million, respectively. On December 31, 1993 and 1992, these reserve balances were $5.2 million and $5.4 million, respectively.

Note 3 -- Temporary Investments
      Temporary investments consist of the following:

(In thousands)
- ----------------------------------------------------------
December 31,                          1993            1992
- ----------------------------------------------------------
Federal funds sold                 $    --         $ 7,000
Interest earning
    deposits with other banks        1,000             500
Securities purchased
    under resale agreements             --           5,000
Mortgages held for sale             12,431          13,048
- ----------------------------------------------------------
                                   $13,431         $25,548
==========================================================

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS
Note 4 -- Investment Securities

      The amortized cost and approximate market value at December 31, 1993 and 1992 were:

- ------------------------------------------------------------------------------------------------------------------------------
                                                                             Gross                  Gross          Approximate
                                                 Amortized              Unrealized             Unrealized               Market
(in thousands)                                        Cost                   Gains                 Losses                Value
- ------------------------------------------------------------------------------------------------------------------------------
1993
- ------------------------------------------------------------------------------------------------------------------------------
U.S. Treasury                                    $  80,203              $   2,867              $       --            $  83,070
U.S. Government agencies & corporations             69,067                  1,145                    (257)              69,955
Mortgage-backed securities of
      U.S. Government agencies                      93,564                  1,211                    (578)              94,197
State and municipal                                  1,001                     28                      (1)               1,028
Other securities                                     3,340                     15                      (9)               3,346
- ------------------------------------------------------------------------------------------------------------------------------
                                                 $ 247,175              $   5,266              $     (845)           $ 251,596
==============================================================================================================================
1992

U.S. Treasury                                    $  74,355              $   1,872              $     (164)           $  76,063
U.S. Government agencies & corporations             88,079                  1,705                    (661)              89,123
Mortgage-backed securities of
      U.S. Government agencies                      65,700                  1,232                    (519)              66,413
State and municipal                                    849                     32                      --                  881
Other securities                                     9,697                    146                      --                9,843
- ------------------------------------------------------------------------------------------------------------------------------
                                                 $ 238,680              $   4,987              $   (1,344)           $ 242,323
==============================================================================================================================

      The amortized cost and approximate market value of investment securities at December 31, 1993, by contractual maturity, are show below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                           Approximate
                                        Amortized               Market
(in thousands)                               Cost                Value
- ----------------------------------------------------------------------
Due in one year or less                 $  16,540            $  16,755
Due after one year through
      five years                           97,917              100,993
Due after five years
      through ten years                    38,690               39,185
Due after ten years                           464                  466
Mortgage-backed
      securities                           93,564               94,197
- ----------------------------------------------------------------------
Total investment
       securities                       $ 247,175            $ 251,596
======================================================================

      During 1993, Commerce purchased $89.8 million in investment securities and had sales of $51.4 million that resulted in gains of $1.42 million and losses of $20,000. During 1992, Commerce purchased $181.9 million in investment securities and had sales of $35.8 million that resulted in gains of $1.1 million and losses of $20,000. Securities with carrying values of approximately $18.6 million and $13.5 million on December 31, 1993 and 1992, respectively, were pledged to provide collateral for public deposits and for other purposes required or permitted by law.
      In May 1993, the Financial Accounting Standards Board issued SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires investments in equity securities that have readily determinable fair values and all investments in debt securities to be divided into three separate categories: held-to-maturity, trading, and available-for-sale. The new standard will be effective for 1994 reporting. Retroactive application is prohibited.
      Under SFAS No. 115, securities are classified as held-to-maturity when management has the ability and intent to hold them to maturity, and are stated at cost adjusted for discount accreted and premium amortized. Trading securities that are bought and held principally for the purpose of selling them in the near term are reported at fair value, with unrealized gains and losses included in earnings. Commerce does not anticipate establishment of a trading account upon adoption of SFAS 115 or any effect on the results of operations. Available-for-sale securities that management intends to hold

                                            [LOGO OF COMMERCE BANK APPEARS HERE]
NOTES TO FINANCIAL STATEMENTS

for an indefinite period of time but not necessarily to maturity, are reported at fair value, with unrealized gains and losses, net of deferred tax, included as a separate component of shareholders' equity.
      SFAS 115 is effective for fiscal years beginning after December 15, 1993. Commerce plans to adopt the standard as required during the first quarter of 1994 and anticipates classification of the investment portfolio at January 1, 1994 as follows:

- ---------------------------------------------------------------------
                                       Carrying           Approximate
(In thousands)                            Value          Market Value
- ---------------------------------------------------------------------
Held-to-maturity                   $     29,068          $     30,192
Available-for-sale                      218,107               221,404
- ---------------------------------------------------------------------
                                   $    247,175          $    251,596
=====================================================================

Note 5 -- Loans, Net of Unearned Interest and Deferred Fees

      Excluding loans in nonaccrual status, loans net of unearned interest and deferred fees on December 31, 1993 and 1992, with fixed and floating rates of interest were $377.3 million and $325.8 million, respectively. Loans on which the accrual of interest has been discontinued amounted to $918,000 and $490,000 on December 31, 1993 and 1992, respectively. Interest income would have increased $86,000 and $267,000 for 1993 and 1992, respectively, if interest had been accrued on average outstanding nonperforming loans. There were no material commitments to lend additional funds to customers whose loans were classified as nonperforming on December 31, 1993.
      In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan," which is effective for fiscal years beginning after December 15, 1994 with earlier application permitted. SFAS No. 114 requires that loans within its scope be measured on either the present value of expected cash flows discounted at the loan's effective interest rate or, if more practical, at the loan's observable market price or the fair value of the collateral when the loan is collateral dependent. SFAS No. 114 amends SFAS No. 5, "Accounting for Contingencies," to clarify that a creditor should evaluate the collectibility of both contractual interest and contractual principal of all receivables in assessing the need for a loss accrual. The statement also amends SFAS No. 15, "Accounting by Debtors and Creditors of Troubled Debt Restructuring," to require a creditor to measure all restructured loans from troubled debt restructurings that involve a modification of terms in accordance with this statement.
      Commerce is currently evaluating the impact of the new statement and anticipates adoption during the first quarter of 1995, without restatement of prior years. Commerce, however, does not believe the adoption of SFAS 114 will have a material adverse effect on its financial condition or results of operations.

Note 6 -- Allowance for Loan Losses

      A summary of the transactions in the allowance for loan losses follows:

(In thousands)
- ------------------------------------------------------------------
December 31,                         1993        1992         1991
- ------------------------------------------------------------------
Balance at beginning
      of year                     $5,671       $3,717       $3,387
Provision charged
      to earnings                  2,825        4,225        2,925
Losses charged
      to allowance                (2,309)      (2,669)      (2,766)
Recoveries of amounts
      charged-off                    340          398          171
- ------------------------------------------------------------------
Net charge-offs                   (1,969)      (2,271)      (2,595)
- ------------------------------------------------------------------
Balance at end of year            $6,527       $5,671       $3,717
==================================================================

Note 7 -- Related Party Transactions

      During 1993 and 1992, certain executive officers and directors of Commerce, including their immediate families and companies with which they are associated, were loan customers of Commerce. Total loans outstanding to these persons on December 31, 1993, and 1992 amounted to $20.3 million and $15.9 million, respectively. During 1991 an internally classified loan to a former director was resolved by a charge to the allowance for loan losses in the amount of $1.1 million.
      In the ordinary course of its business, Commerce has engaged in certain transactions with certain of its directors and/or corporations and other entities in which they are significantly interested. Commerce has engaged legal services and has purchased equipment from directors. Except for the lease agreement described in the next paragraph, no transactions amounted to more than $60,000 for any one interested director for the three years ended December 31, 1993. Also, during 1993, on behalf of Commerce, a director provided appraisal services to customers of Commerce, which management used in credit decisions. Customers reimburse Commerce for these services and the director does not participate further on these credit transactions.
      Commerce leases office space from an entity in which a director of Commerce holds approximately a 33% interest. Lease expense for this location was $246,000, $224,000, and $213,000 for 1993, 1992 and 1991, respectively.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

Note 8 -- Bank Premises and Equipment

      Included in the accompanying balance sheets are the following components of premises and equipment:

(In thousands)
- ---------------------------------------------------------------------
December 31,                                     1993            1992
- ---------------------------------------------------------------------
Land                                          $  3,194       $  2,423
Building and improvements                        6,722          5,837
Furniture, fixtures and
      equipment                                 11,216         10,154
Leasehold improvements                           2,283          1,887
Capital leases: Building                         1,455            728
- ---------------------------------------------------------------------
                                                24,870         21,029
Less: Accumulated
      depreciation and
      amortization                              (7,915)        (6,367)
- ---------------------------------------------------------------------
                                                16,955         14,662
Construction in progress                         1,429            797
- ---------------------------------------------------------------------
Total premises and
      equipment                               $ 18,384       $ 15,459
=====================================================================

      Commerce has entered into lease agreements for premises and equipment which contain renewal options and escalation clauses. These leases provide that Commerce pay taxes, maintenance, insurance and other operating expenses applicable to the leased property. The future minimum lease payments under noncancellable operating leases and capital leases with remaining terms in excess of one year on December 31, 1993, are as follows:

(In thousands)
- ----------------------------------------------------------------------
                                       Operating               Capital
                                          Leases                Leases
- ----------------------------------------------------------------------
1994                                     $ 1,415               $   228
1995                                       1,415                   667
1996                                       1,205                   141
1997                                         491                   141
1998                                         296                   141
Thereafter                                 2,731                 1,977
- ----------------------------------------------------------------------
Total minimum lease
      payments                           $ 7,553               $ 3,295
                                         -------
Imputed interest                                                (1,462)

Present value of net
      minimum lease payments
      (included in long-term debt)                             $ 1,833
======================================================================

      Total lease expense for buildings and equipment was $1.3 million in 1993, $1.3 million in 1992, and $1.2 million in 1991.

Note 9 -- Intangible Assets

      As of December 31, 1993, Commerce had unamortized intangible assets of $1.0 million. This included the excess of cost over the fair value of net tangible and identified intangible assets of acquired branches and deposit based intangibles. During the third quarter of 1993 Commerce recorded a special nonrecurring, noncash adjustment of $910,000 for the writedown of an intangible asset of deposits acquired on September 15, 1990. The adjustment better aligns management's estimate of the asset's value, given changes in market and economic conditions. The remaining intangible asset is amortized over a weighted average life of six years.

Note 10 -- Short-Term Borrowings

      Short-term borrowings consist of federal funds purchased in the amount of $1.4 million on December 31, 1993, and securities sold under agreement to repurchase in the amount of $563,000 on December 31, 1992. These borrowings generally mature within 1 to 21 days or are due upon demand. The following amounts and rates applied during 1993 and 1992:

- --------------------------------------------------------------------
(Dollars in thousands)                        1993              1992
- --------------------------------------------------------------------
Amount outstanding on
      December 31,                        $  1,400        $      563
Rate of interest on
      December 31,                            3.06%             2.50%
Highest amount outstanding
      during the year                     $ 12,175        $      563
Average amount outstanding
      during the year                     $    864        $      411
Average rate of interest paid                 3.01%             3.72%
====================================================================

      Securities with carrying values of approximately $994,000 on December 31, 1992, were pledged as collateral for securities under agreements to repurchase. On December 31, 1993, Commerce had unused federal funds lines of credit of $18.6 million.

Note 11 -- Long-Term Debt

      Long-term debt consists of the following:

(Dollars in thousands)
- -----------------------------------------------------------------------
December 31,                                         1993          1992
- -----------------------------------------------------------------------
10% Convertible subordinated
      capital notes due 2002                    $   4,995     $   5,000
Obligations under capital
      leases (6% -9.25%)                            1,833           626
- -----------------------------------------------------------------------
Total                                           $   6,828     $   5,626
=======================================================================

                                            [LOGO OF COMMERCE BANK APPEARS HERE]
NOTES TO FINANCIAL STATEMENTS

      The subordinated capital notes were issued by Commerce under terms of an indenture dated September 1, 1990, and are convertible into Commerce's common stock on or before August 31, 2002, unless previously redeemed at a conversion price of $19.00 per share, subject to adjustment in certain events. The notes are redeemable, in whole or in part, at Commerce's option subject to regulatory approval, beginning September 1, 1995 at 105% of the principal amount plus accrued and unpaid interest, and at reducing premiums thereafter. The notes bear interest at 10% per annum with interest payable quarterly. The notes are subordinated to the claims of depositors and certain other creditors of Commerce, and are considered equity contract notes, which are included in Tier 2 risk-based capital for bank regulatory purposes.

Note 12 -- Shareholders' Equity and Stock Option Plan

      Commerce is authorized to issue 5 million shares of common stock, par value $2.50 per share. A summary of shares of common stock reserved for issuance as of December 31, 1993 follows:

- -------------------------------------------------------------------------
                                                          Shares Reserved
- -------------------------------------------------------------------------
Subordinated capital notes
      (See Note 11)                                               262,895
Dividend Reinvestment and
      Stock Purchase Plan                                         234,547
1985 and 1993 Stock Option
      and Incentive Stock Plan                                    367,137
- -------------------------------------------------------------------------
Total                                                             864,579
=========================================================================

      Commerce is authorized to issue 1 million shares of preferred stock, par value $5.00 per share. At December 31, 1993, no shares of preferred stock were issued. The rights of common shareholders are subordinated to the rights of preferred shareholders.
      Commerce issued 625,000 additional shares of common stock during May, 1992, through an underwritten offering resulting in net proceeds of $9.0 million. During 1993, $5,000 of convertible subordinated capital notes were converted to 250 shares of common stock. Prior to 1993, no amounts were converted.
      Under Commerce's Dividend Reinvestment and Stock Purchase Plan, common shareholders of record may reinvest quarterly common stock dividends in shares of common stock at prices 5% below current average market prices, without payment of service charges or brokerage commissions. Optional cash purchases of common stock may be made by common shareholders at the current average market price. Optional cash payments may not be less than $100 per payment and the total of all such payments may not exceed $5,000 in any calendar quarter.
      The 1985 Stock Option Plan provides for the granting of incentive stock options and nonqualified options to key management employees of Commerce. The option price is the fair market value of the stock at the date of grant. All options shall expire not more than 10 years from the date of grant, if not previously exercised.
      In 1993, the Board of Directors adopted and the shareholders approved the 1993 Incentive Stock Plan which provides for the granting of awards in the form of stock options, stock appreciation rights and restricted stock to key management employees of Commerce. The option price is the fair market value of the stock at the date of grant. No options are exercisable until at least six months after grant or after ten years from grant.
      All stock option amounts have been adjusted to reflect stock dividends and stock splits since the inception of the plan. Federal income tax effects relating to exercised shares are credited to capital surplus. A summary of activity in the 1985 Stock Option Plan and 1993 Incentive Stock Plan follows:

- ---------------------------------------------------------------------
Year ended December 31,              1993         1992           1991
- ---------------------------------------------------------------------
Options outstanding
      at January 1                227,131      234,131        251,025
Options granted                    62,918       72,319             --
Options exercised                 (20,007)      (7,000)            --
Options canceled/
      expired                          --      (72,319)       (16,894)
- ---------------------------------------------------------------------
Options outstanding
      at December 31              270,042      227,131        234,131
Options available
      for grant at
      December 31                  97,095        2,516          2,516
- ---------------------------------------------------------------------
Total reserved shares             367,137      229,647        236,647
- ---------------------------------------------------------------------
Options exercisable
      at December 31              202,672      221,269        226,585
- ---------------------------------------------------------------------
Option prices per share:
      Granted                    $  24.00    $   18.00             --
      Exercised                  $   9.41/   $   10.37/            --
                                    12.34        12.96
      Canceled                         --    $   12.96             --
      Outstanding                $   9.41/$       9.88/      $  14.69/
                                    22.86        17.41          17.41
=====================================================================

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

      In 1993, 1992 and 1991, Commerce declared 5% stock dividends which were recorded at fair market value with cash being paid in lieu of fractional shares. In 1993, 1992, and 1991, Commerce declared $.51, $.26 and $.05 per share in cash dividends, respectively. Total cash dividends declared in 1993, 1992 and 1991 were $1.30 million, $596,000, and $83,000, respectively.
      State law imposes restrictions on the ability of all banks chartered under Virginia law to pay dividends. Among other requirements that must be satisfied, a Virginia bank must maintain a surplus fund amounting to 20% of its capital stock, and no dividends may be paid that would reduce the surplus fund below this mandatory amount. On December 31, 1993, Commerce had a surplus fund in excess of Virginia law. Commerce is also required to maintain minimum amounts of capital to total risk-weighted assets, as defined by the banking regulators. At December 31, 1993, Commerce was required to have minimum Tier 1 and total capital ratios of 4.00% and 8.00%, respectively. Commerce's actual ratios at that date were 9.74% and 12.14%, respectively. Commerce's Tier 1 leverage ratio at December 31, 1993, was 6.49%.


Note 13 -- Other Expenses

      The components of other expenses are as follows:


(In thousands)
- --------------------------------------------------------------------------------
December 31,                                1993          1992        1991
- --------------------------------------------------------------------------------
Advertising and marketing                $   957       $   556     $   309
Directors' fees                              256           209         189
Stationery and supplies                      662           531         477
Credit card merchant                         710           526         448
Telephone, postage and
      courier                                813           695         606
FDIC and other insurance                   1,666         1,347       1,036
State franchise tax and
      assessments                            231           143         136
Professional fees                            396           299         234
Dues and subscriptions                       119            76          62
Travel, education and
      meetings                               110            91          60
Outside processing                           346           258         218
Intangibles amortization                   1,214           381         328
Automatic teller machine                     153           159         125
Contributions                                158           203          48
Loan                                         478           212         189
Foreclosed property                          195           231          45
Miscellaneous                                387           518         342
- --------------------------------------------------------------------------------
Total other expenses                     $ 8,851       $ 6,435     $ 4,852
================================================================================

Note 14 -- Income Taxes

      As discussed in Note 1, Commerce adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," for 1993. Applying the provisions of SFAS No. 109 had no material effect on Commerce's financial statements. Prior years' financial statements were not restated, therefore, the amounts shown for fiscal years 1992 and 1991 were determined in accordance with the provisions of the Accounting Principles Board Opinion No. 11.
      Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of Commerce's deferred tax liabilities and assets at December 31, 1993 are as follows:


(In thousands)
Deferred tax liabilities:
      Depreciation                                                   $   921
      Other                                                               67
- ----------------------------------------------------------------------------
         Total deferred tax liabilities                                  988
- ----------------------------------------------------------------------------
Deferred tax assets:
      Loan loss                                                        1,945
      Deferred compensation                                              228
      Loan origination fees                                              232
      Other                                                                3
- ----------------------------------------------------------------------------
         Total deferred tax assets                                     2,408
- ----------------------------------------------------------------------------
      Net deferred tax assets                                        $ 1,420
============================================================================
      The provision for income taxes is summarized as follows:


(In thousands)
- ----------------------------------------------------------------------------
December 31,                               1993           1992          1991
- ----------------------------------------------------------------------------
Federal income taxes current            $ 4,298        $ 3,189       $ 1,168
Deferred                                   (461)          (712)           53
- ----------------------------------------------------------------------------
Provision for income taxes              $ 3,837        $ 2,477       $ 1,221
============================================================================

      The components of the provision for deferred income taxes for the years ended December 31, 1993, 1992 and 1991 are as follows:


- ----------------------------------------------------------------------------
(In thousands)                             1993           1992          1991
- ----------------------------------------------------------------------------
Deferred (benefit):
    Provision for loan losses           $  (375)       $  (705)      $  (112)
    Loan origination fees and costs         (20)            (7)           56
    Depreciation                             44             12           129
    Deferred compensation                   (53)           (33)          (23)
    Other                                   (57)            21             3
- ----------------------------------------------------------------------------
Provision for deferred
    income taxes                        $  (461)       $  (712)      $    53
============================================================================

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

      Commerce's income tax returns through 1991 have been examined or are no longer subject to examination by the Internal Revenue Service. In addition to federal income taxes, Commerce incurred Virginia bank franchise taxes of $149,000 in 1993, $83,000 in 1992, and $77,000 in 1991. This tax is imposed upon banks in Virginia in lieu of income and personal property taxes. Commerce remits 80% of the tax to the Virginia municipalities in which it does business and the remaining 20% to the State.
      The applicable federal income tax effect of investment security gains was $481,000 in 1993, $374,000 in 1992, and $306,000 in 1991.
      Differences between the provision for income taxes at the statutory rate and that shown in the statement of income are summarized as follows:


(In thousands)
- ----------------------------------------------------------------------------
December 31,                               1993           1992          1991
- ----------------------------------------------------------------------------
Tax expense at
      statutory rate                   $  3,553        $ 2,522       $ 1,299
Increase (reduction)
      in taxes resulting
      from:
        Tax-exempt interest                (196)          (146)         (127)
        Goodwill                            363             88            40
        Other                               117             13             9
- ----------------------------------------------------------------------------
Provision for income
      taxes                            $  3,837        $ 2,477       $ 1,221
============================================================================

Note 15 -- Earnings Per Share

      Earnings per share were determined as follows:



(In thousands, except per share)
- ----------------------------------------------------------------------------
Year ended December 31,                    1993           1992          1991
- ----------------------------------------------------------------------------
Primary
Average common
      shares outstanding                  2,660          2,351         1,913
Dilutive common
      stock options
      assumed exercised                      88             62             *
- ----------------------------------------------------------------------------
Average primary
      shares outstanding                  2,748          2,413         1,913
- ----------------------------------------------------------------------------
Net Income                              $ 6,551        $ 4,942       $ 2,599
Per Share Amount                        $  2.38        $  2.05       $  1.36
- ----------------------------------------------------------------------------
Fully Diluted
Average common
      shares outstanding                  2,660          2,351         1,913
Dilutive common
      stock options                          90             62            --
Dilutive convertible
      subordinated capital
      notes assumed
      converted                             263            263           263
- ----------------------------------------------------------------------------

Average fully diluted
      shares outstanding                  3,013          2,676         2,176
- ----------------------------------------------------------------------------
Net Income                              $ 6,551        $ 4,942       $ 2,599
Add interest on
      convertible
      subordinated
      capital notes,
      after taxes                           324            336           336
- ----------------------------------------------------------------------------
Adjusted net income                     $ 6,875        $ 5,278       $ 2,935
- ----------------------------------------------------------------------------
Per share amount                        $  2.28        $  1.97       $  1.35
============================================================================

* Anti-dilutive, therefore not considered in the calculation.

Note 16 -- Acquisitions of Deposits

      Commerce acquired deposits from the Resolution Trust Corporation, as receiver of the failed Trustbank, F.S.B., and Atlantic Permanent Savings Bank, F.S.B., on March 20, 1992 and July 12, 1991, respectively. These acquisitions were accounted for as purchases. The results of operations related to these transactions are included in the financial statements since the date of such acquisitions.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

      The following table summarizes the acquisitions:


- ----------------------------------------------------------------------------
(In thousands)                                    1992                  1991
- ----------------------------------------------------------------------------
Cash received                                 $ 65,087              $ 51,995
Loans -- net                                       239                   646
Other assets                                       622                   330
Bank premises and
      equipment                                     --                    --
Deposits                                       (65,136)              (52,834)
Other liabilities                                 (812)                 (137)
============================================================================

Note 17 -- Contingent Liabilities

      Commerce is subject to claims and lawsuits which arise primarily in the ordinary course of business. Based on information presently available and advice received from legal counsel representing Commerce in connection with such claims and lawsuits, it is the opinion of management that the disposition or ultimate determination of such claims and lawsuits will not have a material adverse effect on the financial position of Commerce.

Note 18 -- Financial Instruments with Off-Balance Sheet Risk

      In the normal course of business, in order to meet the financing needs of its customers, Commerce is a party to financial instruments with off-balance sheet risk. These include commitments to extend credit and standby letters of credit. These instruments involve, to various degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of financial position. Management conducts regular reviews of these instruments on an individual customer basis, and the results are considered in assessing the adequacy of Commerce's allowance for loan losses. Management does not anticipate any material losses as a result of these transactions.
      Commerce's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Commerce uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commerce evaluates each customer's credit-worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Commerce upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, income-producing properties and balances left on deposit.
      Standby letters of credit are conditional commitments issued by Commerce to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.
      The following table indicates the amount of off-balance sheet transactions:


(In thousands)
- ----------------------------------------------------------------------------
December 31,                                             1993           1992
- ----------------------------------------------------------------------------
Commitments to extend credit                          $61,644        $41,355
Standby letters of credit and
      financial guarantees                            $ 5,223        $ 3,908
============================================================================

Note 19 -- Risk Factors

      Commerce's operations are affected by various risk factors, including interest rate risk, credit risk and risk from geographic concentration of lending activities. Management attempts to manage interest rate risk through various asset/liability management techniques designed to match maturities of assets and liabilities. Loan policies and administration are designed to provide a well diversified loan portfolio and assurance that loans will only be granted to credit-worthy borrowers. Commerce considers the allowance for loan losses of $6.53 million to be a reasonable estimate of potential loss exposure in the loan portfolio on December 31, 1993; however, subjective factors and factors beyond the control of Commerce could impact this estimate on an on-going basis. In addition, Commerce is a community bank and, as such, is mandated by the Community Reinvestment Act and other regulations to conduct most of its lending activities within the Hampton Roads, Virginia market. As a result, Commerce and its borrowers may be vulnerable to the consequences of change in the local economy.

Note 20 -- Retirement Plan

      Commerce has a 401(K) Retirement, Thrift and Profit Sharing Plan. The Plan is a defined contribution plan covering all employees who have completed at least 1,000 hours of service during the twelve-month period beginning

                                            [LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

on the first day of employment. It is subject to the provisions of the Employee Retirement Income Security Act of 1974. Commerce contributes an amount equal to at least 50% of participant's payroll savings contribution up to 6% of a participant's annual compensation. Additionally, a profit sharing contribution may be made at the discretion of the Board of Directors. Each participant is required to contribute at least 1% of their compensation but may contribute up to the lesser of 15% of their compensation or $8,994. Bank contributions were $304,000, $232,000, and $118,000 for 1993, 1992 and 1991, respectively.

Note 21 - Disclosures about Fair Value of Financial Instruments

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires Commerce to disclose estimated fair value for each class of financial instrument. Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These valuations, where applicable, do not reflect any premium or discount that could result from offering for sale at one time Commerce's entire holdings of a particular financial instrument. In addition, no market exists for a significant portion of Commerce's financial instruments. Fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgement, and changes in assumptions could significantly affect the estimates.
      Fair value estimates are based on existing on - and off - balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. SFAS 107 specifically excludes certain items that do not meet the definition of a financial instrument. These items include such things as Commerce's mortgage brokerage operation that contributes net fee income annually, the trust department, deferred tax assets, property, plant, and equipment and goodwill. In addition, the tax ramifications related to the realization of the unrealized gains and losses may have a significant effect on fair value and have not been considered in the estimates. Accordingly, the fair value information presented does not purport to represent any underlying "market value" of Commerce taken as a whole.
      The following methods and assumptions were used to estimate the fair value of Commerce's financial instruments.

Cash and Due from Banks
      Cash and due from banks consist of currency and coin, cash items in process of collection and demand account balances, and their carrying amounts approximate fair value.

Temporary Investments
      Temporary investments consist of interest bearing deposits with other banks, and mortgages held for sale, and their carrying amounts approximate fair value.

Investment Securities
      Fair value for investment securities are based on quoted market prices where available. Otherwise, fair values are based on bid quotations received from independent securities dealers or are estimated utilizing independent pricing services based on available market data. In addition, fair values are calculated based on the value of one unit without regard to any premium or discount that may result from concentrations of ownership of a financial instrument, possible tax ramifications or estimated transactions costs. See Note 4 for related fair value information.

Loans
      Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, real estate, installment and tax-exempt. Each loan category is further segmented into fixed and adjustable rate interest terms and by performing and nonperforming categories.
      The fair values of performing loans (loans that are on accrual status) are calculated by discounting estimated cash flows using estimated market rates that reflect the credit and interest rate risk and prepayments inherent in the loan.
      For nonperforming loans and certain loans where the credit quality of the borrower has deteriorated significantly, fair values are estimated by discounting expected cash flows at a rate commensurate with the risk associated with the estimated cash flows, or recent appraisals of the underlying collateral.

Deposit Liabilities
      The recorded amounts of deposits with no stated maturity, such as noninterest bearing demand deposits, savings and NOW accounts, and money market and checking accounts, by definition approximate fair value.
      The fair value of deposits with contractual maturities is based on the discounted value of expected cash flows. The discount rates used are those currently offered for deposits with similar remaining maturities.

Short-term Borrowings
      Short-term borrowings consist of securities sold under agreement to repurchase and represent overnight transactions, and the carrying values approximate fair value.

[LOGO OF COMMERCE BANK APPEARS HERE]

NOTES TO FINANCIAL STATEMENTS

Long-term Debt
      The fair value of the capital notes is calculated by discounting the contractual cash flows using an incremental rate of borrowing that would be currently available to Commerce for new debt of similar remaining maturity and terms.

Commitments to Extend Credit and Standby Letters of Credit
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of standby letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties which approximates carrying value.
      The fair value of financial instruments not presented in other portions of the footnotes follows:


- ----------------------------------------------------------------------------
                                                    At December 31, 1993
                                             -------------------------------
                                                 Carrying          Estimated
 (In thousands)                                    Amount         Fair Value
- ----------------------------------------------------------------------------
Cash and due from banks                          $ 25,800           $ 25,800
Temporary investments                              13,431             13,431
Loans                                             378,258            380,499
Deposit liabilities                               634,141            639,456
Short-term borrowings                               1,400              1,400
Long-term debt                                      6,828              7,677
============================================================================

                            GRAPHICS APPENDIX LIST
                            ----------------------

EDGAR Version                    Typeset Version
- -------------                    ---------------

EX99_4A]2                 NET INCOME BAR GRAPH - (Dollars in Millions)
                          PLOT POINTS - 1989 -- 1.7
                                        1990 --  .5
                                        1991 -- 2.6
                                        1992 -- 4.9
                                        1993 -- 6.6

EX99_4A]2                 RETURN ON AVERAGE ASSETS BAR GRAPH
                          PLOT POINTS - 1989 --  .63%
                                        1990 --  .16%
                                        1991 --  .59%
                                        1992 --  .86%
                                        1993 -- 1.00%

EX99_4A]2                 RETURN ON AVERAGE SHAREHOLDER'S EQUITY BAR GRAPH
                          PLOT POINTS - 1989 --  8.61%
                                        1990 --  2.59%
                                        1991 -- 11.65%
                                        1992 -- 15.65%
                                        1993 -- 16.06%

EX99_4A]6                 NET INTEREST INCOME BAR GRAPH (DOLLARS IN MILLIONS)
                          X-AXIS COMPARES THE YEARS 1989 - 1993
                          EACH YEAR SHOWS:          1) INTERET INCOME
                                                    2) NET INTEREST INCOME
                                                    3) INTEREST EXPENSE

                          PLOT POINTS -
                           1989 - INTEREST INCOME -- 28.6
                                - NET INTEREST INCOME -- 11.7
                                - INTEREST EXPENSE -- 17.0
                           1990 - INTEREST INCOME -- 35.3
                                - NET INTEREST INCOME -- 13.4
                                - INTEREST EXPENSE -- 21.9
                           1991 - INTEREST INCOME -- 41.0
                                - NET INTEREST INCOME -- 16.6
                                - INTEREST EXPENSE -- 24.5
                           1992 - INTEREST INCOME -- 44.9
                                - NET INTEREST INCOME -- 22.5
                                - INTEREST EXPENSE -- 22.4
                           1993 - INTEREST INCOME -- 47.3
                                - NET INTEREST INCOME -- 26.3
                                - INTEREST EXPENSE -- 21.0

EX99_4A]6                 BAR GRAPH - NET INTEREST MARGIN
                          X-AXIS COMPARES THE YEARS 1989 - 1993
                          EACH YEAR SHOWS:          1) YIELD ON EARNING ASSETS
                                                    2) NET INTEREST MARGIN
                                                    3) RATE ON INTEREST BEARING
                                                       LIABILITY

                          PLOT POINTS -
                           1989 - YIELD ON EARNING ASSETS -- 11.59%
                                - NET INTEREST MARGIN -- 4.72%
                                - RATE ON INTEREST BEARING LIABILITY -- 8.17%
                           1990 - YIELD ON EARNING ASSETS -- 11.08%
                                - NET INTEREST MARGIN -- 4.19%
                                - RATE ON INTEREST BEARING LIABILITY -- 7.87%
                           1991 - YIELD ON EARNING ASSETS -- 10.09%
                                - NET INTEREST MARGIN -- 4.07%
                                - RATE ON INTEREST BEARING LIABILITY -- 6.75%
                           1992 - YIELD ON EARNING ASSETS -- 8.53%
                                - NET INTEREST MARGIN -- 4.28%
                                - RATE ON INTEREST BEARING LIABILITY -- 4.83%
                           1993 - YIELD ON EARNING ASSETS -- 7.79%
                                - NET INTEREST MARGIN -- 4.33%
                                - RATE ON INTEREST BEARING LIABILITY -- 4.02%

EX99_4A]6                 BAR GRAPH - NET OVERHEAD RATIO
                          PLOT POINTS - 1989 -- 3.48%
                                        1990 -- 3.14%
                                        1991 -- 2.64%
                                        1992 -- 2.27%
                                        1993 -- 2.23%


EX99_4A]7                 BAR GRAPH - TOTAL OPERATING REVENUE (DOLLARS IN
                          MILLIONS) X-AXIS COMPARES THE YEARS 1989 - 1993
                          EACH YEAR SHOWS:          1) TOTAL OPERATING REVENUE
                                                    2) NET INTEREST INCOME
                                                    3) NON INTEREST INCOME AND
                                                       SECURITIES GAINS
                          PLOT POINTS -
                           1989 - TOTAL OPERATING REVENUE-- 14.5
                                - NET INTEREST INCOME -- 11.7
                                - NONINTEREST INCOME AND SECURITIES GAINS -- 2.9
                           1990 - TOTAL OPERATING REVENUE-- 16.8
                                - NET INTEREST INCOME -- 13.4
                                - NONINTEREST INCOME AND SECURITIES GAINS -- 3.5
                           1991 - TOTAL OPERATING REVENUE-- 22.3
                                - NET INTEREST INCOME -- 16.6
                                - NONINTEREST INCOME AND SECURITIES GAINS -- 5.8
                           1992 - TOTAL OPERATING REVENUE-- 30.7
                                - NET INTEREST INCOME -- 22.5
                                - NONINTEREST INCOME AND SECURITIES GAINS -- 8.2
                           1993 - TOTAL OPERATING REVENUE-- 36.9
                                - NET INTEREST INCOME -- 26.3
                                - NONINTEREST INCOME AND SECURITIES GAINS --10.7


EX99_4A]10                BAR GRAPH -- NET CHARGE-OFFS TO ALLOWANCE FOR
                              LOAN LOSSES (DOLLARS IN MILLIONS)
                              X-AXIS COMPARES THE YEARS 1989-1993
                              EACH YEAR SHOWS:      1) NET CHARGE-OFFS
                                                    2) END OF YEAR ALLOWANCE FOR
                                                       LOAN LOSSES
                              PLOT POINTS -
                              1989 -- NET CHARGE-OFFS -- .3
                                   END OF YEAR ALLOWANCE FOR LOAN LOSSES -- 2.2
                              1990 -- NET CHARGE-OFFS -- 1.5
                                   END OF YEAR ALLOWANCE FOR LOAN LOSSES -- 3.4
                              1991 -- NET CHARGE-OFFS -- 2.6
                                   END OF YEAR ALLOWANCE FOR LOAN LOSSES -- 3.7
                              1992 -- NET CHARGE-OFFS -- 2.3
                                   END OF YEAR ALLOWANCE FOR LOAN LOSSES -- 5.7
                              1993 -- NET CHARGE-OFFS -- 2.0
                                   END OF YEAR ALLOWANCE FOR LOAN LOSSES -- 6.5


EX99_4A]11                BAR GRAPH -- AVERAGE EARNING ASSETS (DOLLARS
                                       IN MILLIONS)
                              X-AXIS COMPARES THE YEARS 1989-1993
                              EACH YEAR SHOWS:      1) TEMPORARY INVESTMENTS
                                                    2) INVESTMENT SECURITIES
                                                    3) LOANS NET OF UNEARNED
                                                       INCOME & DEFERRED FEES

                               1989 - TEMPORARY INVESTMENTS -- 9.5
                                    - INVESTMENT SECURITIES -- 40.0
                                    - LOANS NET OF UNEARNED INCOME &
                                      DEFERRED FEES -- 197.6
                                    - TOTAL AVERAGE EARNING ASSETS
                                      FOR 1989 -- 247.1
                               1990 - TEMPORARY INVESTMENTS -- 7.8
                                    - INVESTMENT SECURITIES -- 60.0
                                    - LOANS NET OF UNEARNED INCOME &
                                      DEFERRED FEES -- 250.7
                                    - TOTAL AVERAGE EARNING ASSETS
                                      FOR 1990 -- 318.5
                               1991 - TEMPORARY INVESTMENTS -- 15.0
                                    - INVESTMENT SECURITIES -- 98.6
                                    - LOANS NET OF UNEARNED INCOME &
                                      DEFERRED FEES -- 293.2
                                    - TOTAL AVERAGE EARNING ASSETS
                                      FOR 1991 -- 406.8
                               1992 - TEMPORARY INVESTMENTS -- 21.4
                                    - INVESTMENT SECURITIES -- 190.9
                                    - LOANS NET OF UNEARNED INCOME &
                                      DEFERRED FEES -- 314.3
                                    - TOTAL AVERAGE EARNING ASSETS
                                      FOR 1992 -- 526.6
                               1993 - TEMPORARY INVESTMENTS -- 16.1
                                    - INVESTMENT SECURITIES -- 243.0
                                    - LOANS NET OF UNEARNED INCOME &
                                      DEFERRED FEES -- 347.6
                                    - TOTAL AVERAGE EARNING ASSETS
                                      FOR 1993 -- 606.7

EX99_4A]11                PIE CHART -- PERIOD END LOANS
                            CONSUMER INSTALLMENTS -- 27%
                            REAL ESTATE MORTGAGE --  23%
                            REAL ESTATE CONSTRUCTION AND DEVELOPMENT -- 5% TAX EXEMPT -- 2%
                            COMMERCIAL AND ALL OTHER -- 44%

EX99_4A]11                BAR GRAPH -- TOTAL LOANS (DOLLARS IN MILLIONS)
                          PLOT POINTS -
                                   1989 -- 214.4
                                   1990 -- 280.2
                                   1991 -- 302.9
                                   1992 -- 326.3
                                   1993 -- 378.3

EX99_4A]15                PIE CHART - PERIOD END DEPOSITS
                           MONEY MARKET SAVINGS -- 36%
                           CERTIFICATES OF DEPOSIT LESS THAN $100,000 -- 27% CERTIFICATES OF DEPOSIT MORE THAN $100,000 -- 6% REGULAR SAVINGS -- 4%
                           NONINTEREST BEARING DEMAND -- 16%
                           INTEREST BEARING DEMAND -- 11%

EX99_4A]16                BAR GRAPH - TOTAL DEPOSITS (DOLLARS IN MILLIONS)
                          PLOT POINTS -
                                   1989 -- 278.1
                                   1990 -- 374.4
                                   1991 -- 445.2
                                   1992 -- 598
                                   1993 -- 634.1

EX99_4A]16                BAR GRAPH - PERIOD END SHAREHOLDERS' EQUITY (DOLLARS
                                      IN MILLIONS)
                          PLOT POINTS -
                                   1989 -- 20.6
                                   1990 -- 21.1
                                   1991 -- 23.8
                                   1992 -- 37.4
                                   1993 -- 43.6